      As filed with the Securities and Exchange Commission on May 14, 2001

                                                        Registration No.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                       Airtech International Group, Inc.
             (Exact name of Registrant as specified in its charter)

         Wyoming                     3564                    98-0120805
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or          Classification Code
      organization)                 Number)

                                --------------

                      12561 Perimeter, Dallas, Texas 75228
                                 (972) 960-9400
   (Address and telephone number of Registrant's principal executive offices)

                                James R. Halter
                  Chief Financial Officer and General Counsel
                       Airtech International Group, Inc.
                                12561 Perimeter
                              Dallas, Texas 75228
                                 (972) 960-9400

                                --------------

                                   Copies to:
                            John G. Rebensdorf, Esq.
                           6116 N. Central Expressway
                                   Suite 1313
                              Dallas, Texas 75206
                                 (214) 696-9388
           (Name, address and telephone number of agent for service)

                                --------------

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          Proposed
                                          Maximum        Proposed
 Title of Each Class of                Offering Price    Maximum      Amount of
    Securities To Be     Amount To Be       Per         Aggregate    Registration
       Registered        Registered(2)      Unit      Offering Price    Fee(3)
---------------------------------------------------------------------------------
Common Stock, $0.05 Par
 Value(1)...............  19,000,000       $0.175       $3,325,000       $831
---------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Includes shares of Common Stock which may be issued upon exercise of Common Stock Warrants and upon conversion of the Company's 12% Convertible Debentures or in payment of interest on the 12% Convertible Debentures by the Company. For purposes of estimating the number of shares of Common
    Stock to be included in this registration statement, the Company calculated 200% of the number of shares of Common Stock issuable upon conversion of the 12% Convertible Debentures and upon exercise of the Common Stock Warrants.
(2) Also includes an indeterminate number of shares of Common Stock which may be issued with respect to such shares by way of a stock dividend, stock split, stock combination, recapitalization, merger, consolidation or otherwise in accordance with Rule 416.
(3) The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the closing bid and asked prices for the Registrant's Common Stock as reported on the OTC Bulletin Board on May 7, 2001.

                                --------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained in this prospectus is subject to completion or          +
+amendment. A registration statement relating to these securities has been     +
+filed with the Securities and Exchange Commission on Form SB-2. These         +
+securities may not be sold nor may an offer to buy be accepted prior to the + +time the registration statement becomes effective. This prospectus shall not + +constitute an offer to sell or the solicitation of an offer to buy nor shall +
+there be any sale of these securities in any state in which such offer,       +
+solicitation or sale would be unlawful prior to registration or qualification +
+under the securities laws of any state.                                       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED MAY 14, 2001

                            19,000,000 COMMON SHARES

                       AIRTECH INTERNATIONAL GROUP, INC.

                                  -----------

  Our common shares are traded on the over-the-counter Electronic Bulletin Board under the symbol "AIRG." There is no public market for our warrants and we do not intend to list our warrants on any exchange.

  This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of up to:

  . 1,200,000 shares of our common stock issuable upon exercise of the warrants;

  . 17,800,000 shares of our common stock issuable upon conversion of up to $1,000,000 in principal amount of our 12% Convertible Debentures Due 2003.

  We will receive no proceeds from the sale of our warrants or common stock by the selling stockholders identified in this prospectus. We will, however, receive proceeds from the sale of our common stock upon the exercise, if any, of the warrants.

  You should read this prospectus and any supplement carefully before you invest in Airtech. This prospectus may not be used to make sales of our common stock or warrants unless accompanied by a prospectus supplement. Investing in our common stock involves risks. Risk factors begin on page 5.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is May  , 2001.

   The following table of contents has been designed to help you find important information contained in this prospectus.

                               TABLE OF CONTENTS

                                 Section                                   Page
                                 -------                                   ----
Prospectus Summary........................................................   3
Risk Factors..............................................................   5
Description of Securities Purchase Agreement..............................  10
Plan of Distribution......................................................  13
Use of Proceeds...........................................................  13
Information on Selling Stockholders.......................................  14
The Company...............................................................  15
Company Properties........................................................  29
Litigation................................................................  29
Management's Discussion and Analysis......................................  30
Directors, Executive Officers, Promoters and Control Persons..............  35
Executive Compensation....................................................  37
Summary Compensation Table................................................  37
Security Ownership of Certain Beneficial Owners and Management............  40
Certain Relationships and Related Transactions............................  41
Market for Registrant's Common Equity and Related Stockholder Matters.....  42
Description of Securities.................................................  42
Legal Matters.............................................................  46
Experts...................................................................  46
Where To Find Additional Information......................................  46
Index to Combined Financial Information................................... F-1

                               PROSPECTUS SUMMARY

   This prospectus summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. For a more complete description of this offering, you should read this entire prospectus as well as the additional documents we refer to under the heading "Where To Find Additional Information."

                                  Our Company

   Our principal business is the development, manufacturing, distribution and sale of air purification products for commercial and individual use. We currently manufacture and distribute a product line of purification units for commercial applications such as hotels, restaurants, bars, offices, print shops and casinos and residential purification units for individual use. We also manufacture and distribute a purification unit for use in automobiles, trucks and public transportation vehicles.

                            Our Products and Market

   Our air purification products and technology can be applied to various commercial, residential, and medical markets. We market our air purification products through direct sales efforts from our principal offices, a distribution network with heating, ventilation and air conditioning companies and various industry distributors. We also market our products through our existing franchisees. We have also licensed the distribution rights to use our name and technology in the countries of Taiwan, the Philippines, Turkey, Canada, Spain ,the Peoples Republic of China and countries in Central and South America. Our strategy is to identify national and international market niches which we believe are in need of air purification solutions and to exploit those markets through franchising, direct sales, licensing and strategic alliances with manufacturing representatives. The market for our products has grown based upon the increased public awareness of indoor air contamination. The Environmental Protection Agency has identified indoor air pollution as one of the five most urgent environmental crises in the United States. Air contamination includes bacteria, pollen, dust mites, smoke, plant and mold spores, dust, solvents, glues, formaldehyde, carbon monoxide and dioxide and various viruses.

                        Summary Financial and Other Data

   We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in us. The table includes summary historical financial data for Airtech for the years ended May 31, 1999 and 2000 and the nine months ended February 28, 2001. We believe that this presentation is informative to you.

                                     Year Ended   Year Ended
                                       May 31,      May 31,    Nine Months Ended
                                        1999         2000      February 28, 2001
                                     -----------  -----------  -----------------
Assets.............................. $ 2,849,781  $ 5,563,729     $ 5,138,818
Revenues............................ $ 1,030,469  $ 1,627,476     $ 1,437,617
Net Loss............................ $(4,311,459) $(2,441,594)    $(1,705,247)
Loss Per Share...................... $     (0.41) $     (0.14)    $     (0.09)

                       Our Securities Purchase Agreement

   On March 29, 2001, we entered into a securities purchase agreement with an investment group to raise up to $1,000,000 through the sale to the investors of our 12% convertible debentures with attached warrants to purchase up to 600,000 shares of our common stock. Upon execution of the securities purchase agreement, the investors purchased $800,000 in principal amount of our 12% debentures with attached warrants to purchase 500,000 shares of our common stock. The purchase price paid by the investors for the 12% debentures and attached warrants was $800,000. Under the terms of the securities purchase agreement, the investors are obligated to purchase the remaining $200,000 in principal amount of our 12% debentures with attached warrants to purchase 100,000 shares of our common stock on the date the registration statement relating to the common stock offered by this prospectus is declared effective by the SEC. This prospectus relates to the resale of our common stock by the selling stockholders identified in this prospectus either in the open market or pursuant to negotiated transactions.

                                  RISK FACTORS

Because we have a limited history of operations we may not be able to successfully implement our business plan.

   We have only six years of operational history in our industry. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, acceptance of our products in the market and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us.

We have a history of losses and expect future losses.

   We have incurred operating losses for our fiscal years ended May 31, 1999 and 2000 and the nine months ended February 28, 2001, and expect to sustain additional operating losses in the future. Our operating losses are attributable to the developing nature of our business and have resulted primarily from:

  . significant costs associated with the development of our products

  . marketing and distribution of our products

  . interest charges and expenses related to our current and previous debt and equity financings

  . minimal sales history of our recently developed products

Our business requires significant expenditures which we must pay before realizing any revenues.

   The development of our business and the development, sale and delivery of our products and services requires significant expenditures. A substantial portion of these expenditures must be made before we realize any revenues. Certain of our expenditures, including marketing, sales and general and administrative costs are expensed as they are incurred. Other expenditures, including product design, network design and costs to obtain regulatory approval, are deferred until the network or product is completed and operational. We will continue to incur significant expenditures in connection with the construction, acquisition, development and expansion of our products, services and customer base. Although we believe the net proceeds from our recent debt and equity sales are sufficient to implement our plan of operation, we may require additional financing in the future. We cannot assure you that any required additional financing will be available to us or that any additional financing will not materially dilute the ownership of our shareholders.

We may not have enough authorized but unissued shares of our common stock to issue upon conversion of our 12% debentures which would obligate us to pay a conversion penalty to the debenture holders.

   Under the terms of the 12% debentures, we are required to use our best efforts to reserve for issuance at all times a number of shares of our common stock equal to no less than two times the number of shares actually issuable at any time upon conversion of all of the 12% debentures and exercise of all of the attached warrants. As of April 13, 2001, we have reserved 16,800,000 shares of common stock for issuance upon conversion of the 12% debentures and exercise of the warrants.

   The conversion price of the 12% debentures and the exercise price of the warrants is dependent upon the trading price of our shares of common stock on the OTC Bulletin Board. Depending upon the trading price of our shares of common stock, we may not have a sufficient number of authorized shares of common stock in the future to reserve for issuance upon conversion of the 12% debentures and exercise of the warrants or upon actual conversion and exercise. We have called a special meeting of our stockholders for May 18, 2001 to approve a proposed amendment to our Articles of Incorporation to increase our number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares. The purpose of the meeting and the amendment is to ensure that we will have an adequate number of authorized shares, if necessary, for reservation or upon conversion of the 12% debentures and exercise of the warrants.

   We cannot assure you that our stockholders will approve the proposed increase in our authorized shares or that the trading price of our common stock will be sufficient to enable us to comply with our reservation and conversion obligations under the 12% debentures and warrants. If, at any time, we do not have sufficient authorized but unissued shares of common stock to effect a requested conversion of the 12% debentures, we are required to pay to the 12% debenture holders a conversion penalty equal to the remaining principal amount of the 12% debentures not converted plus accrued interest multiplied by 0.24 and then multiplied by the number of days divided by 365 that the 12% debentures remain unconverted because of an insufficient amount of authorized shares. Also, our failure at any time to reserve two times the number of shares of our common stock for issuance upon conversion of the 12% debentures and exercise of the warrants is an event of default under the terms of the 12% debentures and warrants. Our payment of any required conversion penalty or our breach of the terms of the 12% debentures or warrants could have a material adverse affect on our business.

Conversion of the 12% debentures could dilute the value of a stockholder's investment in Airtech.

   As of April 30, 2001, $800,000 in principal amount of 12% debentures were issued and outstanding. The 12% debentures are convertible into a number of shares of common stock determined by dividing the principal amount converted by the conversion price in effect. If converted on April 30, 2001, the 12% debentures would have converted into approximately 9,411,764 shares of our common stock. This number of shares, however, could be significantly greater in the event of a decrease in the trading price of our common stock. Purchasers of our common stock could therefore experience substantial dilution of their investment upon conversion of the 12% debentures. The 12% debentures are not registered and may be sold only if registered under the Securities Act or sold under an applicable exemption from registration. The shares of common stock into which the 12% debentures may be converted are being registered pursuant to the registration statement relating to this prospectus.

   As of April 30, 2001, warrants to purchase 500,000 shares of common stock issued to the purchasers of the 12% debentures were outstanding. The warrants are exercisable over the next ten years at a price equal to the lesser of $0.25 per share or a variable exercise price based upon the trading price of our common stock at the time of exercise. The exercise price of the warrants may be adjusted from time to time under certain antidilution provisions. The shares of common stock issuable upon exercise of the warrants are being registered pursuant to the registration statement relating to this prospectus.

   In the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of our outstanding shares of common stock caused by a conversion of the 12% debentures or exercise of the warrants would dilute the earnings per share and book value of all of our outstanding shares of common stock. If these factors were reflected in the trading price of our common stock, the potential realizable value of a stockholder's investment in Airtech could be adversely affected.

   As of April 30, 2001, we have reserved 5,800,00 shares of our common stock for issuance upon exercise of our outstanding warrants and options other than those issued in connection with the 12% debentures. We have reserved an additional 16,800,000 shares of common stock for issuance upon conversion of the 12% debentures and exercise of the attached warrants. As of April 30, 2001, the holders of our 6% debentures also have the right to convert the 6% debentures with attached warrants into approximately 13,800,000 shares of common stock.

Increased competition from our competitors could prevent us from penetrating new markets.

   Our business is becoming increasingly competitive. Competition has increased with society's growing awareness of air quality problems and the related demand for air purification products. We believe competition will continue to increase with the identification of new markets, such as:

  . the food and beverage industry where smoking problems among smoking and non-smoking customers exist or local ordinances impose smoking restrictions

  . the growth of cigar bars

  . the creation of smoking lounges in airports, office buildings, medical buildings and other public buildings

  . other smoking and non-smoking environmental demands

  . air contamination within hospitals and other medical facilities

  . air contamination within office buildings and other public buildings and facilities

  . air contamination within vehicle air conditioning systems

  . air contamination within homes

   As competition increases, we will compete with numerous companies in our market which have greater financial and technical resources than those available to us. Our inferior competitive position could have a material adverse affect on our ability to penetrate a new market and ultimately our profitability.

Increased technological developments in air purification products could render our products obsolete.

   Our air purification products could be rendered noncompetitive or obsolete by future technological developments in our industry. We expect these technological developments to significantly increase competition in our industry. Many of the companies with which we compete and expect to compete have greater capital resources and more significant research and development staffs and marketing and distribution programs and facilities. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to technological developments and the sale and marketing of their products than us. Also, one or more of our competitors may succeed or may have already succeeded in developing technologies and products of which we are unaware and which may be more effective than the air purification products we are currently developing or marketing.

We may not receive approval codes for reimbursement of the cost of our Medicare Series 950 Unit which could significantly affect our future results of operations and profitability.

   In October 1999, we applied to the Medicare administration for a Medicare reimbursement code number for our Medicare Series 950 air purification unit. The reimbursement code number would provide us with access to the large Medicare market by allowing Medicare recipients to receive reimbursement for the cost of our Medicare Series 950.

   In February 2001, we also applied to the Alpha Numeric Committee of the Health Care Financing Administration for a health care product code system number. The code number is commonly referred to in the medical insurance industry as an HCPCS Code. Although not as large a market as the Medicare market, the HCPCS Code would enable us to market our Medicare Series 950 directly to the private medical insurance industry. If a private insurance carrier accepts our Medicare Series 950 with the HCPCS Code, patients who purchase a Medicare Series 950 would be entitled to receive insurance reimbursement for the cost of the Medicare Series 950. If we receive a Medicare reimbursement code, we would automatically receive an HCPCS Code. If we obtain an HCPCS Code, however, we would not automatically receive a Medicare reimbursement code.

   Approval of our Medicare Series 950 by either Medicare or the Health Care Financing Administration could significantly increase our profitability. We have not yet received approval of either of our applications and we cannot assure you that either application will be approved by the appropriate agency. If we do not receive Medicare approval or an HCPCS Code, we will continue to market our Medicare Series 950 through direct sales efforts and our existing distribution channels. To stimulate these sales efforts, we entered into an agreement with Southern Therapy, Inc. in April 2000 to market our Medicare Series 950 to home and durable medical equipment providers. We cannot assure you that our current marketing efforts will achieve the same sales results as we could achieve through Medicare approval or an HCPCS Code which could adversely affect our business and results of operations.

Our stock is traded on the OTC Bulletin Board and the tradability in our stock may be limited under the penny stock regulations.

   Our common stock is traded on the OTC Bulletin Board under the symbol "AIRG". The OTC Bulletin Board is not a recognized national securities exchange. If the trading price of our common stock is less than $5.00 per share, trading in our common stock would also be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

   SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and our associated risks. Such requirements may severely limit the liquidity of our common stock in the secondary market because few brokers or dealers are likely to undertake such compliance activities. Generally, the term "penny stock" refers to a stock with a market price of less than $5.00 per share which is not traded on a national securities exchange or quoted on NASDAQ. An active trading market in our common stock may never develop because of these restrictions.

There is a limited public market for our common stock and warrants and any future trading price of our common stock may decline, making it difficult for you to sell your stock.

   Currently, there are a limited number of market makers for our common stock and there can be no assurance that a market for our shares will continue with any consistency. An illiquid market for our common stock may result in price volatility and poor execution of buy and sell orders for our investors. There is no public market for our warrants and we cannot assure you that one will develop. We do not intend to list our warrants on any exchange.

We depend on our key personnel for our future success including our founder, C J Comu.

   Our future success depends to a significant extent upon the continued employment of our founder C J Comu. Competition for qualified personnel is intense in our industry, and we cannot assure you that we will be successful in attracting and retaining qualified, top-level personnel. The limited availability of qualified individuals could become an issue of increasing concern in the future. We do not maintain insurance on the lives of any of our officers or key employees. Our future success largely depends on the ability of our qualified personnel to manage and conduct our operations and implement our business plan. The loss of services of our founders or other key officers and directors could adversely affect our prospects for success.

We recently suspended our franchise program and instituted a new program to market our residential products through distributors which may adversely affect our future sales.

   We recently suspended our franchise program to market and sell our residential air purification products utilizing a retail store outlet concept. Since February 2000, we have sold 8 residential retail franchises of which 5 continue to operate. We suspended our retail franchise program to analyze whether the retail sale of our residential units is cost effective when compared to other direct sale distribution channels. We are currently marketing our residential products through direct sales from our corporate offices, manufacturing representatives and national distributors. We are also marketing our Medicare Series 950 to home and durable medical equipment providers through our agreement with Southern Therapy. We cannot assure you that these marketing efforts will be successful or that it will be economically feasible to reinstate our retail franchise program in the future. Either of these events could negatively impact our future residential product sales and thus our profitability.

We discontinued offering franchises to sell our commercial products and instituted a new program to sell these products through distributors which may adversely affect our future sales.

   As of May 31, 2000, we had 18 franchisees who market our commercial products. During fiscal year 2000, we elected to discontinue offering additional commercial franchises. We elected to discontinue our commercial franchise program to enable us to pursue marketing our commercial products through manufacturing representatives and direct sales efforts from our corporate offices. In February 2001, we entered into an agreement with W&B Service Company for the exclusive national distribution of our commercial and automobile purification products. We cannot assure you that this new marketing approach for our commercial products will be successful. If unsuccessful, we may not be able to increase sales from our commercial products which could materially affect our future profitability.

We have not paid any dividends in the past and do not anticipate paying dividends in the future.

   We anticipate using the proceeds received from our recent debt and equity sales and any future earnings to promote and increase our business and for other working capital uses. We have not paid or declared any dividends in the past. Based upon our present financial status and our contemplated financial requirements, we do not anticipate paying any dividends upon the shares offered by this Prospectus for the foreseeable future. While we may declare dividends at some time in the future, we cannot assure you of the timing of future dividends, if any.

                           FORWARD LOOKING STATEMENTS

   The statements we make in this prospectus that are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "believes," "estimates," "projects" or similar expressions are intended to identify these forward-looking statements. These statements are subject to risks and uncertainties beyond our reasonable control that could cause our actual business and results of operations to differ materially from those reflected in our forward-looking statements. The safe harbor provisions provided in the Securities Litigation Reform Act do not apply to forward-looking statements we make in this prospectus.

   Forward-looking statements are not guarantees of future performance. Our forward-looking statements are based on trends which we anticipate in our industry and our good faith estimate of the effect on these trends of such factors as industry capacity, product demand and product pricing. In addition, our forward-looking statements are subject to our ability to reverse the current negative trend in our financial results.

   The inclusion of projections and other forward-looking statements should not be regarded as a representation by us or any other person that we will realize our projections or that any of our forward-looking statements contained in this prospectus will prove to be accurate. We will not update any forward-looking statements other than as required by law.

                  DESCRIPTION OF SECURITIES PURCHASE AGREEMENT

Our Agreement

   On March 29, 2001, we entered into a securities purchase agreement with an investment group to raise up to $1,000,000 through the sale to the investors of our 12% Convertible Debentures Due 2003 with attached warrants to purchase up to 600,000 shares of our common stock. Upon execution of the securities purchase agreement, the investors purchased $800,000 in principal amount of 12% debentures with attached warrants to purchase 500,000 shares of our common stock. The purchase price paid by the investors for our 12% debentures and attached warrants was $800,000 which represents the total amount we have received under the purchase agreement through April 30, 2001. Under the terms of our purchase agreement, the investors are obligated to purchase the remaining $200,000 in principal amount of our 12% debentures with attached warrants to purchase 100,000 shares of common stock for a purchase price of $200,000. The investors are obligated to purchase the additional 12% debentures on the date the registration statement relating to the common stock offered by this prospectus is declared effective by the SEC. If the registration statement is not declared effective, the investors have no obligation to purchase the additional 12% debentures or the attached warrants.

Description of 12% Debentures

   Our 12% debentures have a maturity date of March 30, 2003 at which time the principal amount and all accrued interest on the 12% debentures is due and payable. Interest payments on the 12% debentures are due and payable quarterly commencing June 1, 2001 or at the option of the debenture holder upon conversion of the 12% debentures into shares of our common stock. If the debenture holder elects, we will pay any accrued interest on conversion by issuing shares of our common stock to the debenture holder at a price equal to the conversion price of our common stock as described below. The 12% debentures are secured by a security agreement under which we pledged substantially all of our assets, including our goods, fixtures, equipment, inventory, contract rights, and receivables.

   The 12% debentures are convertible at any time at the option of the holder into shares of our common stock, provided at no time may a holder of our 12% debentures and its affiliates own more than 4.9% of our outstanding common stock without giving us 30 days prior written notice of the debenture holder's intent to waive the 4.9% ownership limitation. See "Limitation on Stock Ownership of Debenture Holder" on page 11 of this prospectus. The conversion price of our common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the 12% debentures, is the lesser of

  . 50% of the average of the lowest three trading prices of our common stock for the twenty trading days ending one trading day prior to the date we receive a conversion notice from a debenture holder; and

  .  a fixed conversion price of $0.25.

   Also, under the terms of the 12% debentures, if we at any time

  . distribute any shares of our common stock in a consolidation, exchange of shares, recapitalization or reorganization, the 12% debenture holders are entitled to participate in the distribution as if the debenture holders had converted the 12% debentures;

  . distribute any of our assets to our stockholders as a dividend, stock repurchase, return of capital, or otherwise, the 12% debenture holders are entitled to participate in the distribution as if the debenture holder had converted the 12% debentures; or

  . issue or sell any shares of our common stock for no consideration or at a price less than $0.25 per share, then the fixed conversion price of $0.25 described above shall be reduced to the price per share we receive on the issuance or sale.

Description of Warrants

   The warrants purchased by the investors on March 29, 2001 entitle the investors to purchase 500,000 shares of our common stock at an exercise price equal to the lesser of

  . 90% of the average of the lowest three trading prices of our common stock for the twenty trading days ending one trading day prior to the date of exercise of the warrant; and

  .  $0.102 per share.

   The warrants expire on March 29, 2004. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if we issue any rights, options or warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTC Bulletin Board. Also, if at any time, we declare a distribution or dividend to the holders of our common stock in the form of cash, indebtedness, warrants, rights or other securities, the holders of the warrants are entitled to receive the distribution or dividend as if the holder had exercised the warrant.

Our Covenants with the 12% Debenture Holders

   We may not, without the prior written consent of our 12% debenture holders, do any of the following:

  . pay, declare or set apart for payment any dividend or other distribution on shares of our capital stock other than shares issued in the form of a stock dividend;

  . redeem, repurchase or otherwise acquire any shares of our capital stock or any warrants, rights or options to purchase or acquire our shares of capital stock;

  . incur any indebtedness, except to trade creditors or financial institutions incurred in the ordinary course of our business or to pay the 12% debentures;

  . sell, lease or otherwise dispose of any significant portion of our assets outside of the ordinary course of our business;

  . lend money, give credit or make advances to any person or entity except in the ordinary course of our business;

  . negotiate with any party to obtain additional equity financing that involves the issuance of our common stock or securities convertible into our common stock for a period of 180 days from the date the registration statement relating to the securities offered by this prospectus is declared effective by the SEC;

  . conduct any equity financing during the period ending March 29, 2003 without providing the 12% debenture holders with the opportunity to participate in the equity financing on the same terms and conditions offered to the potential investors.

Limitation on Ownership of our Shares of Common Stock by a 12% Debenture Holder

   Our securities purchase agreement with the investors provides that at no time may a 12% debenture holder, together with its affiliates, maintain ownership of more than 4.9% of our outstanding common stock, unless the debenture holder gives us at least 30 days prior notice of their intent to waive the 4.9% ownership limitation.

Registration Rights Agreement with the Investors

   Simultaneously with the execution of the securities purchase agreement, we entered into a registration rights agreement with the investors. The securities offered by this prospectus are in compliance with our obligations under the registration rights agreement. The holders of the 12% debentures and attached warrants are also entitled under the registration rights agreement to certain "piggy-back" registration rights if we file a registration statement relating to the sale of securities for our own account. This means the holders of the warrants and 12% debentures may participate and sell shares in our public offering, except for shares registered by us for issuance under our employee stock option plans or in a merger or exchange in which our shares are issued in exchange for other securities.

   Under the registration rights agreement, if the registration statement relating to the securities offered by this prospectus is not declared effective by the SEC on or before July 13, 2001, we are obligated to pay a registration default fee to the 12% debenture holders equal to $2,000 for each $100,000 in principal amount of outstanding 12% debentures. We are obligated to pay the default fee for each 30 day period, prorated for partial periods, that the registration statement is not declared effective. The default fee is due on the date the registration statement is declared effective and is payable in cash or at the option of the 12% debenture holder in shares of our common stock. Payments in shares of our common stock will be based upon the lowest three trading prices of our common stock for the twenty trading days prior to the payment date.

Consent and Standstill Agreement of 6% Debenture Holders

   Our 6% debenture holders consented to the sale of our 12% debentures. The 6% debenture holders also agreed that neither they nor their affiliates would for a period beginning March 29, 2001 and ending 8 months from the date the registration statement relating to the securities offered by this prospectus is declared effective by the SEC

  . offer to sell, contract to sell, pledge, grant any rights or otherwise dispose of any shares of our common stock held by the 6% debenture holders without the prior consent of the 12% debenture holders; or

  . engage in any hedging transactions which are designed or reasonably expected to lead to or result in a disposition of the shares of our common stock held by the 6% debenture holders.

   The 6% debenture holders may however

  . convert the 6% debentures into a maximum of 200,000 shares of our common stock per month on a non-cumulative basis; and

  . sell up to 100,000 shares per month of common stock converted after March
    29, 2001 or 200,000 shares if the selling price is at least $0.75 per share, with any unsold converted shares held in escrow by our legal counsel

Events of Default

   If we commit an event of default under our agreements with the 12% debenture holders, the 12% debentures are immediately due and payable and we must pay to the 12% debenture holders an amount equal to the greater of

  . 120% of the outstanding principal amount plus accrued interest on the 12% debentures;

  . or the value of the number of shares of our common stock into which the 12% debentures are convertible based upon the trading price of our common stock on the day preceding the date of payment.

   The 12% debenture holders would also have the right to exercise their rights under the security agreement securing the 12% debentures which could lead to control of substantially all of our assets.

   Events of default include:

  . our failure to pay timely any principal and interest due on the 12% debentures;

  . our failure or inability to issue shares of our common stock upon conversion of the 12% debentures or exercise of the attached warrants;

  . our breach of any of the material covenants, representations or warranties included in the 12% debentures or the related securities purchase agreement; or

  . we file bankruptcy or a receiver or trustee is appointed for a substantial part of our business or assets.

                              PLAN OF DISTRIBUTION

   The selling stockholders named in this prospectus or their pledgees, donees, transferees or other successors-in-interest are free to offer and sell their warrants and common stock at such times, in such manner and at such prices as they may determine. The types of transactions in which the warrants or common stock are sold may include transactions in the over-the-counter bulletin board market (including block transactions), negotiated transactions, the settlement of short sales of common stock, or a combination of these methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. The transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they do not have any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

   The selling stockholders may effect transactions by selling our warrants or common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Broker-dealers may also receive compensation from the purchasers of our warrants or common stock for whom they act as agents or to whom they sell as principal, or both. The compensation to a particular broker-dealer might be in excess of customary commissions.

   The selling stockholders and any broker-dealer that acts in connection with the sale of warrants or common stock may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by broker-dealers and any profit on the resale of our warrants or common stock sold by them while acting as a principal may be deemed to be underwriting discounts or commissions. The selling stockholders may agree to indemnify any agent or broker-dealer that participates in a transaction involving sales of our warrants or common stock against certain liabilities.

   Because the selling stockholders may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to prospectus delivery requirements. We have informed the selling stockholders that the anti-manipulation rules of the SEC, including Regulation M under the Exchange Act, may apply to sales by the selling stockholders in the market and have provided the selling stockholders with a copy of these rules and regulations.

                                USE OF PROCEEDS

   We are registering our warrants and shares of common stock offered by this prospectus to satisfy our contractual obligation to the investors. We will not receive any of the proceeds from the sale of our warrants or common stock by the selling stockholders under this prospectus. We will, however, receive proceeds from the issuance of our common stock upon the exercise, if any, of our warrants.

   On March 29, 2001, the investors purchased $800,000 in principal amount of our 12% debentures with attached warrants to purchase 500,000 shares of our common stock. The purchase price for the 12% debentures and warrants was $800,000. We intend to use the proceeds received from the sale of the 12% debentures as follows:

   Reduction of payables.............................................. $150,000
   Inventory purchases................................................  200,000
   Product testing....................................................  110,000
   Commissions and expenses on sale of 12% debentures.................   90,000
   General corporate purposes.........................................  250,000
                                                                       --------
     TOTAL............................................................ $800,000
                                                                       ========

                      INFORMATION ON SELLING STOCKHOLDERS

   The following table includes certain information with respect to the selling stockholders as of April 30, 2001. The selling stockholders are not an affiliate of ours and have not had a material relationship with us or any of our predecessors during the past three years. The selling stockholders are not registered broker-dealers or affiliates of any registered broker-dealers.

                                                                   Approximate
                                                    Maximum Number Percentage
                                                     of Shares of   of Common
                               Beneficial Ownership  Common Stock  Stock to be
                                of Common Stock as   Offered for   Owned After
                                of April 30, 2001        Sale       Offering
             Name              -------------------- -------------- -----------
AJW Partners, LLC.............      6,377,647         12,350,000         0%
New Millennium Partners II,
 LLC..........................      3,714,118          6,650,000         0%

   The number of shares included in the above table represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock offered by the selling stockholders is indeterminate, is subject to adjustment and could be materially less or more than the estimated number. The actual number of shares issuable upon conversion of the 12% debentures and exercise of the related warrants is dependent on the future market price of our common stock which we cannot predict. The actual number of shares of common stock offered in this prospectus, and included in the registration statement relating to this prospectus, includes an additional number of shares of our common stock which may be issued or issuable upon conversion of the 12% debentures and exercise of the related warrants because of any stock split, stock dividend or similar transaction involving our common stock, pursuant to Rule 416 of the Securities Act. Under the terms of the 12% debentures, if the 12% debentures were converted on April 30, 2001, the conversion price would have been $0.085. Under the terms of the warrants, if the warrants were exercised on April 30, 2001, the exercise price would have been $0.102 per share.

   Under the terms of the 12% debentures and the related warrants, the 12% debentures are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of our common stock issuable on conversion or exercise, together with the number of shares of our common stock owned by the holder and its affiliates (but not including shares of common stock underlying unconverted shares of 12% debentures or unexercised portions of the warrants) would not exceed 4.9% of our shares of outstanding common stock as determined in accordance with Section 13(d) of the Securities Exchange Act. Therefore, the number of shares of our common stock included in the above table exceeds the number of shares of common stock that a selling stockholder could own beneficially at any given time through its ownership of the 12% debentures and the warrants. For this reason, the beneficial ownership of our common stock by a selling stockholder included in the above table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act.

                          AIRTECH INTERNATIONAL GROUP

Organization and Development

   Airtech International Group, Inc. was incorporated in the State of Wyoming on August 8, 1991 under the name Interactive Technologies Corporation, Inc. Until May, 1998, Interactive Technologies was principally engaged in developing and producing interactive television and media programming for distribution through cable, broadcast, direct satellite television and the Internet. Interactive Technologies conducted this line of business through ownership of proprietary software and a trademark known as Rebate TV. Rebate TV offered network viewers rebates through an interactive program accessed by touch-tone phones. In addition, Interactive Technologies owned licensed rights obtained from the Federal Communications Commission to operate an interactive video and data service system in the Melbourne-Titusville, Florida metropolitan area. A second system owned by Interactive Technologies and located in the Charleston, South Carolina metropolitan area was sold in 1997.

   On May 31, 1998, we acquired all of the outstanding shares of common stock of Airtech International Corporation, a Texas corporation. Airtech Corporation was founded in 1994 as a distributor of air purification products for Honeywell/Envirocaire. In January of 1996, Airtech Corporation outgrew the distributorship business and began manufacturing two of its own air purification products. The total purchase price of $22,937,760.00 for the stock acquisition was paid through the issuance of 10,500,000 shares of Interactive Technologies' common stock, 11,858,016 shares of Interactive Technologies' Series "A" Convertible Preferred Stock and $9,000,000.00 in principal amount of Interactive Technologies' convertible debentures. The shares of common stock and Series "A" preferred stock were each valued at $0.625 per share. We accounted for the stock acquisition using the purchase method of accounting, with Airtech Corporation deemed the purchaser for purposes of our consolidated financial statements.

   On July 31, 1998, the 11,858,016 shares of Series "A" preferred stock and the $9,000,000 of convertible debentures, including accrued interest, were converted into 11,858,016 and 13,071,429 shares of our common stock. After conversion, the total number of outstanding shares of our common stock was approximately 50,000,000 shares. On October 5, 1998, our shareholders approved a one for five reverse split of our common stock which reduced the number of outstanding shares of our common stock to approximately 10,000,000 shares and increased the par value of our common stock from $0.01 to $0.05 per share. The reverse stock split was effective as of November 9, 1998.

   In February 1998, we discontinued the original line of business of Interactive Technologies relating to interactive television and media programming, including the Rebate TV product. The software, trademark and license rights are the only assets of these discontinued lines of business. These assets have no carrying value on our financial statements because the products were discontinued prior to our acquisition of Airtech Corporation. We discontinued these original lines of business to enable us to concentrate on the development, manufacture, distribution and sale of the air purification products offered by Airtech Corporation and its subsidiaries. We are currently marketing the remaining assets for sale with no firm commitments or agreements in place.

   Since the discontinuation of our original lines of business, we have been engaged with our wholly-owned subsidiaries, Airtech Corporation, Airsopure, Inc., and Airsopure International Group, Inc. in the development, marketing and sale of air purification systems for commercial, residential and automobile use. Airsopure was incorporated on March 5, 1997 in the State of Texas to implement and operate a franchise program for the sale of commercial building air purification products developed and manufactured by Airtech Corporation. Airsopure International was incorporated on January 5, 2000 in the State of Nevada to implement and operate a franchise program to facilitate the opening of consumer retail stores for the sale of our residential air purification products.

   On November 30, 1995, we incorporated McCleskey Sales and Service, Inc. in the State of Texas to integrate the distribution and sale of air purification products by Airtech Corporation with the heating, ventilation and air conditioning service business. Effective May 31, 1999, we discontinued the operations of McCleskey Sales based upon the incompatibility of the heating and air conditioning service business with Airtech Corporation's business of manufacturing and distributing high quality air purification products. Our cash expenses to discontinue the operations of McCleskey Sales were minimal.

   In January 1999, we formed Airsopure 999, L.P., a Texas limited partnership, for the purpose of developing, marketing and distributing our Model S-999 automobile air purification system. Our wholly-owned subsidiary, Airsopure, is the general partner of the limited partnership.

   In October 1999, we applied to the Medicare administration for a Medicare reimbursement code number for our Medicare Series 950. The reimbursement code number allows Medicare recipients to receive reimbursement for the cost of our Medicare Series 950. Our Medicare application is pending. We have not yet received approval for a specific reimbursement code number, although Medicare has allowed us to invoice Medicare using a non-assigned code number. The non-assigned code number does not guarantee Medicare reimbursement to Medicare recipients.

   From February 2000 through June 2000, we opened four company owned retail stores in Addison, Texas, Arlington, Texas, Jackson, Tennessee and Kansas City, Missouri. During 2000, we sold the two stores located in Jackson, Tennessee and Kansas City, Missouri to the managers of those stores. We also consolidated the store located in Arlington, Texas with the store located in Addison, Texas. We opened these retail stores to facilitate the sale of our home consumer line of air purification products. We sold the store located in Addison, Texas in March 2001. As of April 30, 2001, we do not own any retail stores and do not intend to open any company owned stores in fiscal year 2002.

   In February 2001, we applied to the Alpha Numeric Committee of the Health Care Financing Administration for a health care product code system number. The code number is commonly referred to in the medical insurance industry as an HCPCS Code. The HCPCS Code would enable us to market our Medicare Series 950 directly to the private medical insurance industry. If a private insurance carrier accepts our Medicare Series 950 with the HCPCS Code, patients who purchase a Medicare Series 950 would be entitled to receive insurance reimbursement for the cost of the Medicare Series 950. Our application is pending and we have not received an HCPCS Code.

   On October 16, 1998, we changed our name from Interactive Technologies Corporation, Inc. to Airtech International Group, Inc. Our address is 12561 Perimeter, Dallas, Texas 75228. Our telephone number is (972) 960-9400 and our web site can be accessed at www.airtechgroup.com. The web site of Airsopure can be accessed at www.airsopure.com.

Business

   We are engaged in the development, manufacturing, marketing and sale of indoor air purification products for commercial and residential use. We also manufacture and market an air purification system for use in automobiles. Our strategy is to identify those markets which we believe are in need of solutions to indoor air contamination problems. We propose to exploit these identified markets through direct sales, franchising, licensing and strategic alliances with manufacturing representatives.

   Indoor air contamination exists in the form of particulates, gases or viruses in the air we breathe, whether in an office building, retail or commercial establishment or our homes. The public is generally aware of the dangers of outside air pollution through "ozone alert days" which suggest limited outdoor activities on those days. We believe, however, that the general public is unaware that exposure to our immune systems of unseen indoor air contaminants is normally six to seven times more hazardous than outside air. These air contaminants include bacteria, pollen, dust mites, smoke, plant and mold spores, dust, solvents, glues, formaldehyde, carbon monoxide, carbon dioxide, viruses, and diseases such as tuberculosis, meningitis, and hepatitis. Indoor air contaminants also include volatile organic compounds or "VOCs" which occur when airborne contaminants combine and become unstable. Examples of these volatile compounds are benzene, styrene, arsenic and polychlorinated biphenyls.

   For millions of people, exposure to indoor air contaminants means experiencing headaches, watery eyes, dizziness, lethargy, digestive problems, nausea, nose and throat irritation. Statistics indicate that many legitimate employee absences are "respiratory related" and that these absences have a profoundly negative impact on productivity and profits. Historically, the methods of addressing and treating indoor air contamination were to open windows and doors to bring "fresh air" into an area or to use air cleaners such as ozone generators or electro-static air "cleaners" to attempt to purify the existing indoor air. We believe that these methods do not effectively handle the air contamination problems which exist today. Although considered effective at the time of conception, we regard these cleaners as obsolete in the current air purification marketplace.

   Our air purification products provide an inexpensive solution to air contamination problems and concerns. Our products can be applied to various commercial and residential uses and are ideally suited for a variety of users that experience air contamination problems, including office buildings, restaurants, bars, public buildings, nursing homes, hospitals, schools, dental offices, waiting rooms, homes, airplanes, vehicles and residences. Our products substantially remove or destroy microorganisms in the air, eliminate organic odors and break down volatile compounds into harmless basic compounds.

Commercial Franchise Operations

   We operate a franchise program designed to leverage our expertise with the energies and investment of a franchise network. We see this as a means of supplementing our revenues for cash flow purposes from franchise fees, sales of products to the market and royalty fees based upon the gross sales generated by the franchisee. We currently have 18 franchisees who sell our commercial products in various parts of the United States. These franchisees market and sell our commercial building products through franchise agreements with Airsopure, Inc., our wholly owned subsidiary. Each franchise agreement has an initial term of five years and the franchisee may renew the franchise for successive additional five year periods. Five of our current franchises expire in fiscal year 2003 and thirteen in fiscal year 2004.

   During fiscal year 2000, we elected to discontinue offering our commercial franchises through Airsopure and began marketing our commercial products through direct sales efforts from our corporate office. We also implemented a program to pursue the marketing of our commercial products through manufacturing representatives. Based upon our estimate of approximately 260,000 manufacturing representatives nationwide, we believe this marketing approach will provide us with broader exposure of our commercial products. We also believe this broader exposure will increase the overall market of our commercial products above the levels previously recognized through our commercial franchise program.

Residential Franchise Operations

   We also operate a franchise program designed to market our residential air purification units utilizing a retail store outlet concept. We operate this franchise program through Airsopure International Group, Inc., our wholly owned subsidiary. Airsopure International is qualified to offer our franchises in 38 states. The start-up costs for purchasing and establishing a retail store franchise range from $90,000 to $100,000, which includes up to a $25,000 franchise fee to us. The remainder of the costs are estimates for the purchase of inventory, furniture and fixtures and minimum required working capital. Since February 2000, we have sold 8 residential retail franchises of which 5 are still operational.

   We recently suspended our franchise program to market and sell our residential retail franchises. We suspended our retail franchise program to analyze whether the retail sale of our residential units is cost effective when compared to other direct sale distribution channels. We are currently marketing our residential products through direct sales from our corporate offices, manufacturing representatives, existing franchisees and national distributors. We are also marketing our Medicare Series 950 to home and durable medical equipment providers through our agreement with Southern Therapy.

Industry Overview

   The Environmental Protection Agency has identified indoor air pollution as one of the five most urgent environmental concerns in the United States. According to the EPA, poor air quality may affect one third to one half of the commercial buildings in the United States. These affected commercial buildings are referred to in the industry as "sick buildings" and represent a potentially large market for our air purification systems. The term "sick building" can also be applied to any commercial or private environment where airborne contaminants pose a potential health hazard. The EPA asserts that the average American spends roughly 90 percent of his or her time indoors (Consensus 1988; EPA 1988) and can be breathing air more seriously polluted than outdoor air in even the largest and most industrialized cities. Government statistics indicate that 10 to 25 million people working in 800,000 to 1.2 million commercial buildings have developed respiratory symptoms related to indoor air pollution. These statistics translate to a loss in business productivity that we believe could approach $60 billion a year. People in "vulnerable categories" are particularly sensitive to indoor air quality and indoor air pollution. These "vulnerable categories" include many older individuals, those individuals who are susceptible to allergies, asthma and other respiratory ailments, and young children. We estimate that more than 30 percent of the U.S. population falls within these categories.

   The rising drug resistance within the U.S. population is also becoming a major health issue. There are approximately 160 antibiotics available to fight disease. Many of these antibiotics, however, are no longer effective on certain virulent organisms, including tuberculosis and certain types of hospital-based staphylococcus infections. Many viral and bacterial infections are airborne and are primarily transmitted through the air. The first line of defense against these diseases is prevention through improvement of indoor air quality.

   Health experts have expressed special concern about people with asthma. These people have very sensitive airways that react to various irritants in the air which make breathing difficult. The number of people diagnosed with asthma has significantly increased in recent years. From 1970 to 2000, the number of asthmatics in the United States has increased 59 percent representing approximately 9.6 million people. We estimate that as of the year ended 2000, there are approximately seventeen million asthmatics in the United States. Asthmatics account for 500,000 hospitalizations and $6.2 billion in health care costs annually. Asthma in children under 15 years of age has also increased 41 percent during the same period representing a total of 2.6 million children. The number of deaths from asthma has increased 68 percent since 1979 (Source:
Asthma and Allergy Foundation of America).

   Bacteria, molds, pollen and viruses are types of biological contaminants. These biological contaminants breed in stagnant water and accumulate in air ducts, humidifiers, drain pans, and areas where water has condensed or collected on ceiling tiles, carpeting or insulation. Insect, bird and dust mite droppings can also be a source of biological contaminants. Physical symptoms related to biological contamination include fatigue, cough, chest tightness, fever, chills, head and muscle aches, and allergic responses such as mucous membrane irritation and upper respiratory congestion.

   There is a growing awareness of the health hazards of airborne microbes, also referred to as bioaerosols. Bioaerosols are extremely small living organisms or fragments of organisms suspended in the air. Dust mites, molds, fungi, spores, pollen, bacteria, viruses, amoebas, fragments of plant materials, and human and pet dander are examples of bioaerosols. Bioaerosols are capable of causing severe health problems. Some bioaerosols, such as viruses and bacteria, cause infections, like a cold or pneumonia, and others cause allergic reactions. An allergic reaction occurs when a substance provokes formation of antibodies in a susceptible person. Bioaerosols may cause allergic reactions on the skin or in the respiratory tract. Rashes, hay fever, asthma, breathing difficulties, and runny noses are common allergic reactions.

   Bioaerosols build up in closed indoor environments and are passed through an entire building through central ventilation systems. The contamination of an entire building through bioaerosols is commonly referred to as "sick building syndrome." Bioaerosols are found in a variety of settings such as residences, office buildings, medical and dental offices and hospitals, but cannot be seen without a magnifying glass or microscope. Exposure to bioaerosols is much higher in most enclosed locations where people congregate, such as schools, theaters, airplanes, restaurants and shelters. Occurrences of sick building syndrome have escalated largely because of the increased demand for reduced operating costs in public buildings, particularly ventilation systems. The demand for reduced operating costs created construction of "tight" buildings which are dependent on mechanical air circulation systems rather than windows. These air circulation systems recycle bioaerosols throughout the building creating sick building syndrome.

   Research has made it evident that air contaminants found in heating, ventilation and air-conditioning systems and airtight buildings are responsible to a large degree for sick building syndrome. The heating and air conditioning community and the American Society of Heating, Refrigeration and Air Conditioning Engineers have suggested that the use of higher ventilation rates utilizing fresh outside air would dilute air contaminants and alleviate the sick building syndrome to a great extent. In response to this suggestion and in an effort to improve air quality, building operators have increased ventilation by bringing in more fresh outside air. This process has resulted in increased building costs created by having to heat or cool and dehumidify the outside air. The process is also somewhat ineffective to the extent that polluted inside air is diluted with polluted outside air.

Products

   Our product line consists of the following:

     Series 12: Our Series 12 is designed to fit into a 2 x 4-foot space of a ceiling. This unit filters approximately 1200 cubic feet of air each minute removing particulates, gases and odors. Markets for this unit include the food and beverage industry, hospital and nursing homes, print shops, office buildings and other industries with problems involving cigarette or cigar smoke, odors and particulates. The retail price of our Series 12 is $2,475.00. For the 30 months ended February 28, 2001, we have sold 314 of these units to our franchisees and national accounts.

     Series 14: Our Series 14 is designed to mount against a wall at the joining point of the wall to the ceiling. The unit is approximately 36" x 14" x 14". The unit filters approximately 400 cubic feet of air per minute. Markets for this unit include those users having problems with any particulate, gas or odor found in rooms under 400 square feet, such as hotel rooms, offices, classrooms, patient rooms and small shops. Multiple units can be installed to accommodate larger rooms. The retail price of our Series 14 is $1,090.00. For the 30 months ended February 28, 2001, we have sold 117 of these units to our franchisees and national accounts.

     Series 18: Our Series-18 is a commercial unit which can service up to five offices or rooms with inexpensive flex duct work. The unit is installed above the ceiling and is out of view. The unit requires no modifications to the existing heating and air conditioning system and operates in a very quiet fashion. The retail price of our Series 18 is $1,850.00. For the 30 months ended February 28, 2001, we have sold 50 of these units to our franchisees.

     Series 30: Our Series 30 is in the preliminary marketing stage. The Series 30 is a residential unit which is adaptable to existing duct work used in existing heating, air conditioning and ventilation systems. The retail price of our Series 30 is $970. For the two months ended February 28, 2001, we have sold 50 of these units.

     Series 999: We developed our Series 999 as an automotive after market product for mounting in the trunk of new and used cars. The unit was designed to move 100 cubic feet of air per minute with complete air changes in an automobile every 20 seconds. The retail price of our Series 999 is $354. For the 30 months ended February 28, 2001, we have sold 600 of these units. These sales were primarily to

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

  Airsopure 999, L.P. of which Airsopure, Inc., the Company's wholly owned subsidiary, is the general partner.

     Medicare Series 950: Our Medicare Series 950 is a free standing, portable unit. In October 1999, our Medicare Series 950 unit was submitted to Medicare for approval and issuance of a Medical reimbursement code number. The Medicare reimbursement code number would enable Medicare recipients to receive reimbursement for the cost of the Medicare Series 950 unit. In February 2001, we also applied to the Health Care Financing Administration for an HCPCS Code. The HCPCS Code would allow us to market our Medicare Series 950 directly to private medical insurance carriers. We propose to offer our Medicare Series 950 to Medicare and private insurance recipients for a retail price of $795. As of February 28, 2001, we have not sold any of our Medicare Series 950 units to either the Medicare or private insurance markets.

     Consumer Series 950: Our Consumer Series 950 unit is similar to the Medicare Series 950 with alterations for a larger array of filtration for contaminants. The estimated retail price of the Consumer Series 950 is $950.00. As of February 28, 2001, we have sold 438 of these units.

     Down Draft Tables: Our down draft tables were designed for the nail manicure industry and first introduced in January 1996. The units have largely been discontinued with our remaining inventory of approximately 10 units available for a retail price of $2,000.00. We discontinued our down draft table line based upon a decline in market demand which resulted in production and marketing expenses exceeding proposed sales.

     Replacement Filters: We manufacture our sorbent media filters by purchasing pre-filter material in bulk and cutting the material in our production facility to proper sizes to fit our units. Our hospital grade HEPA filters are out-sourced for production. The trisorbent filters are also outsourced for manufacture, but assembled at our production facility. The life of the filters required by our air purification units varies with the type of unit and the degree of contamination; however, we estimate that each unit sold will require an average of one to two complete filter changes per year. The filters required by our ceiling units have a retail price of $268 to $462 depending on uses. The automobile unit will require approximately $100 in replacement filters per year and the portable residential units approximately $150 per year.

Product Development and Redesign

   We do not anticipate any major expenditures during fiscal year 2001 to develop or redesign our existing products or our products in the developmental stage which will not be offset by estimated product sales. Instead, we intend to focus our available capital resources on the marketing and distribution of our current line of marketable air purification products. We will, however, adapt or redesign our products to meet changing customer demands or to respond to requests in the market for made-to-order products. Our decision to redesign or develop a particular product will be based upon whether estimated sales to respond to a particular product need will be sufficient to offset estimated development or redesign costs.

   We anticipate redesign costs on our Series 14 units and possibly our other units which utilize a hardened plastic case requiring injection molding. We estimate the engineering and mold tooling costs for these units to be in the range of $500,000. We will not commit to these costs unless our estimated sales of these units are sufficient to offset the related development and design costs.

   We also intend to evaluate the inclusion of photocatalytic oxidation technology into both our existing and developmental products for the purpose of increasing the air purification efficiency of these products. Photocatalytic oxidation occurs when ultra violet light waves are passed through a titanium screen creating a chemical reaction. The chemical reaction increases air purification efficiency by eliminating volatile compounds within the unit.

Operations

   We currently maintain a warehouse production facility of approximately 10,000 square feet in Dallas, Texas. In this facility, we are able to assemble a combined total of approximately 1,000 of our Series S-12, S-14, and S-18 units. We believe our warehouse facility is adequate for our current and estimated future production needs. The anticipated unit volume sales of the Series 999 automobile unit, the Series 950 unit and the S-30 unit during fiscal year 2001 caused management to select out-sourcing for production of these units.

Competing Products and Technologies

   The current air filtration products and technologies available in the market which compete with our products include the following:

  . Activated carbon filters for use in heating, ventilation and air conditioning units

  .  High Efficiency Particulate Air ("HEPA") filters

  .  Ozone generators

  .  Anti-microbial chemically treated filters

  .  High energy UV light

  .  Ionizers

  .  Electrostatic precipitators

  .  Media filtration

  .  Photocatalytic oxidation technology

  .  Various combinations of the above

   These products and technologies are individually designed to provide various levels of "air filtration" of air contaminants and not "air purification." We believe a combination of several of these products and technologies must be implemented to achieve effective "air purification". The individual air purification ineffectiveness of these products is the result of the following factors:

   Activated carbon filters absorb a number of volatile compounds and large microorganisms such as dust mite droppings, which stick to dust particles in the air, but do not remove other microorganisms from the air. The efficiency rate declines over time as the carbon filters are clogged with pollutants. The process alone is non-regenerating and the filters can be expensive to operate due to increased power usage resulting from pressure drops. These pressure drops occur when filters are clogged, thereby cutting the unit's capacity and ability to deliver air to remote areas. We use activated carbon filters in our products in combination with other air purification components.

   HEPA filter technology reportedly removes up to 99.7% of air borne particles and is the dominant technology used in portable room air cleaners over the past six years. HEPA filters, however, are expensive to use in large applications such as multi-floor office buildings. HEPA filters are also ineffective in removing extremely small organic compounds, microorganisms and some viruses. HEPA filters are thick and produce pressure drops when installed within heating and air conditioning systems. These pressure drops increase maintenance and operating expenses. The increased expenses occur because the heating and air conditioning system must work continuously to compensate for pressure drops. On its own, HEPA technology does not have the ability to destroy bioaerosols or trap and breakdown volatile compounds or odors. Our products use HEPA filtration combined with other components of air purification.

   Ozone generation is a type of air cleaner that uses a high-voltage electrical charge to change oxygen to ozone. A number of companies market ozone generators as indoor air cleaners. These ozone-producing units break down volatile compounds because ozone is highly oxidizing. To achieve the high efficiency required, a very high level of ozone has to be released into the air. Ozone itself, however, is a respiratory irritant. OSHA has established a limit of workplace ozone levels over an eight-hour day. The FDA has also set a limit for ozone levels of electronic air cleaners. We do not employ ozone in our products.

   Anti-microbial chemically treated filters can serve as a pre-filter to the more effective and expensive HEPA filter, capturing the larger particles flowing through the product and thereby prolonging the life of the HEPA filter, which captures the very small particles. On its own, an anti-microbial pre-filter can introduce additional contaminants into the air, such as volatile compounds, toxins, endotoxins, and allergens, by degrading microbial organisms trapped on the anti-microbial filter. We use these filters in our products in combination with other air purification components.

   High energy UV light has proven to be effective in killing microbial life but is ineffective in destroying volatile compounds. High energy UV light, however, can pose a danger to humans similar to staring directly into sunlight. We use a level of UV light in several of our products which is not harmful to humans in combination with other air purification components.

   Air cleaners such as ionizers can be up to 90% efficient which means they remove 90% of some types of pollutants. We are not aware of any medical evidence which recommends the use of ionizers to improve air quality for people suffering from asthma, allergies or upper respiratory problems. Most of these air cleaners ionize the air and place electrical charges on particles but do not have any charged collection plates. This means charged particles migrate through the air and stick to the first surface they run into such as walls, furniture or lung tissue. The charged particles remain on the surface until dislodged to re-enter the air again. We do not use ionizers in our products.

   Electrostatic methods have no effect on the destruction of volatile compounds nor are they effective on small bioaerosols that are not attached to particulate matter. When electrostatic methods trap bioaerosols, either the bacteria will grow on the collection plates or if the bacteria is incapable of growing because of the rushing air past the surface, the bacteria will die, decompose and change to an organic compound and reenter the air stream. Electrostatic methods have no effect on reducing organic compounds or odors. We do not use electrostatic methods of air cleaning.

   Charged media filters are made from an electric conducting material stretched across a frame. Applying a high electric voltage to the material creates an electrostatic field. However, these electrostatic fields are generally not sufficiently strong to eliminate most particles, severely reducing effectiveness. We do not use charged media filters in our products.

   Photocatalytic oxidation creates a reduction in most volatile compounds. Photocatalytic oxidation occurs when ultra violet light waves are passed through a titanium screen creating a chemical reaction. The chemical reaction eliminates the volatile compounds collected in the air purification unit by reducing them to harmless components or carbon dioxide and water. We use photocatalytic oxidation in our products in combination with other air purification components.

Competition

   Our business is becoming increasingly competitive. Competition has increased with society's growing awareness of air quality problems and the related demand for air purification technology. We compete in both the commercial and residential markets for air filtration and purification products.

   The major competition for our products and markets is the domestic commercial and residential heating, ventilation and air conditioning market. This market is composed of a small number of large manufacturers. The two market leaders are the Carrier division of United Technologies and Trane Corp., a unit of American Standard. Carrier's sales were approximately $8.4 billion in 2000. Trane is second in the industry with approximately $7,600,000 in sales in 2000. Like Carrier, Trane competes in all segments of our industry including commercial, residential, air conditioning, furnaces and heat pumps. Our other competitors include the following companies:

   Fedders, Inc. (NASDAQ:FJC) is a holding company which manufactures and sells a full line of room air conditioners and dehumidifiers, principally for use in domestic residential markets. Annual sales for 2000 were $410 million.

   Trion Inc., a newly acquired subsidiary of Fedders, Inc., has air purification operations which consist of two principal segments: engineered products and consumer products. The engineered products group designs, manufactures and sells commercial indoor air quality and dust collection equipment. The consumer products division manufactures and markets appliance air cleaners, including both table top and free standing console units.

   Environmental Elements designs equipment and supplies systems and services to the air pollution industry through the design of large scale systems to control gaseous emissions. In addition, Environmental Elements designs electrostatic precipitators, fabric filters and scrubbing systems.

   Honeywell, Inc. (NYSE:HON) has both commercial and consumer divisions of air filtration products with primary sales generated from the consumer division. Combined sales for these divisions during 2000 were $7.4 billion.

   CECO Environmental Corp. (NASDAQ:CECE) has been in the air quality technologies and services business for over 30 years. Annual sales for 2000 were $325 million. CECO has expanded the applications for its technology to include wastewater treatment. CECO, through its four subsidiaries, provides a wide spectrum of air quality and wastewater treatment products and services. These products and services include industrial air filters, high performance filter fabrics, environmental maintenance, monitoring and management services, waste water treatment and air quality improvement systems. CECO is a full-service provider to the steel, aluminum, automotive, aerospace, semiconductor, chemical and metalworking industries.

   United Air Specialists was established in 1966 to provide commercial and industrial environmental air cleaning solutions worldwide through a diverse product offering dust collection systems, industrial fluid coating systems and industrial oil cleaning equipment. The United Air product line includes the Smokeater, an electromatic precipitator cleaner. Designed to meet the needs of each customer, United Air equipment is backed by strong performance guarantees, technical support and years of experience.

   Competition in the commercial indoor air quality market is very specialized with no one company offering a complete line of air filtration equipment. Commercial companies tend to specialize in very distinct market segments. In most major metropolitan areas of the United States, there are also various small commercial air filtration suppliers. We believe none of these suppliers has a product line competitive with our commercial units. In the residential indoor air quality market, many suppliers and manufacturers have a variety of air filtration products, generally in the lower retail price range of approximately $250.

   We are currently unaware of any company which manufactures or distributes a highly efficient or trunk-mounted air purification unit for the automobile comparable to our Series 999. We anticipate, however, that our proposed penetration of the automobile market will generate significant interest with competition coming from established automobile manufacturers.

   We believe that the applications for our product lines will have broad appeal, since the implementation costs of our products are small compared to the cost benefits that typically accrue to the user. We also believe our technological approach of combining several air purification components into a single product is a superior method for removing and destroying pollutants in an indoor air environment. Some of the advantages and benefits of our products are as follows:

  . Biological air contaminants are substantially destroyed and or removed

  . The process cleans and purifies the air through multiple air changes

  . The process is effective for microbes, endotoxins, toxins, allergens, and organic compounds

  . No toxic chemicals are employed

  . No ozone is generated or introduced into the air

  . The process works well at room temperature

  . The energy needs are low in stand alone systems outside of heating and air conditioning systems

  . Self-cleaning process does not reintroduce air contaminant residue into the air stream

  . After initial purchase, the products are very economical to operate, including the price of filter replacements

Markets

   Our market research has identified the following markets which may benefit from our products:

  . Medical and specialty facilities such as hospitals, clinics, nursing homes, laboratories, day care centers, and emergency rooms. These facilities represent a large market for our products. Also, any facility where indoor air quality is critical to the safety and health of the patients/customers is a potential market.

  . The commercial heating, ventilation and air conditioning market is a market which generated approximately $9 billion in sales during 1999 and which we believe will experience continued sales growth in the future.

  . The residential market consists of over 60 million homes with central heating, ventilation and air conditioning systems occupied by individuals with a need for better indoor air quality.

  . The industrial air quality market is estimated to have sales which exceed
    $12 billion. Increased local, state, and federal regulations are continuing to require cleaner indoor industrial air quality.

  . The transportation market includes automobiles, ambulances, buses, limousines, railroads, aircraft, and cruise ships which have a specific need for improved indoor air quality.

  . People who suffer from upper respiratory discomfort and allergic reactions due to poor indoor air quality at home, at work and in transportation vehicles.

  . People in vulnerable categories including older individuals in nursing homes and hospitals, individuals who are susceptible to allergies, asthma and other respiratory ailments, and young children.

   Our technology provides an inexpensive solution to many of the indoor air quality problems which affect the daily lives of these individuals. Health conscious consumers are also becoming more particular about the air quality in their environments. We believe this trend will lead to an increase in demand for better air purification systems. We also believe that our combined technology approach will outrank the solutions provided by other air filtration systems that use traditional single methods for indoor air filtration and purification.

Business Plan and Marketing Strategy

   Traditionally, air purification systems are marketed and sold through a single distribution channel comprised of heating and air conditioning contractors or repairmen. Our strategy is to approach the market through multiple distribution channels. We are not aware of any of our competitors who utilize a multiple channel approach. We have targeted several distribution channels for direct exposure of our products to educate consumers about the costs and solutions for indoor air contamination. We believe that this multiple channel

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

approach combined with the quality of our products will separate us from our competition. For example, we currently utilize the following distribution channels:

     Franchises. We currently have 18 commercial franchisees who market and sell our commercial building air purification products in various parts of the United States. We also have 5 residential retail franchisees who market and sell our residential air purification products. We provide a five day Indoor Air Quality Certification program for all of our approved franchisees. Each of our franchisees has a protected territory. We also coordinate an advertising program with our franchisees to provide an unlimited number of leads and future potential accounts to serve. Our franchisees are not required to exclusively market our products and may combine our products with competing products.

     International Licenses. We have licensed the distribution rights to our name and technology in Turkey, Canada, Spain and Central and South America. Effective May 31, 2000, we entered into a development agreement with Aurora Products, Ltd. (Shanghai) for the distribution of our products in portions of Asia and the Pacific Rim through two subsidiaries of Aurora Products. Aurora Airsopure (China) markets our products in Hong Kong and the Peoples Republic of China. Aurora Airsopure (Asia) markets our products in Taiwan and the Phillippines. Aurora Airsopure (China) and Aurora Airsopure (Asia) each executed a $500,000 demand promissory note payable to us in exchange for the distribution rights. The notes bear interest at 10% per annum with all principal and interest due May 31, 2008. As of April 30, 2001, we have received initial cash payments under each of the notes of $40,200. Under the terms of the notes, the remaining principle balances are reduced based upon an allocation of 20% of purchase orders from us and 80% of gross sales by each distributor. As of April 30, 2001, we have allocated $18,000 in principle reduction to the Aurora Airsopure (Asia) note.

     Our existing international licenses are with one licensee for the entire country. We may in the future, however, divide a country into several licensed territories with multiple licensees. We intend to aggressively pursue additional international distribution relationships during fiscal year 2001. Our international licenses sell for a minimum of $100,000 per country or a formula derived from guaranteed projected sales based upon the population of the licensed territory or country.

     Manufacturer's Representatives. We estimate that there are approximately 260,000 heating and air conditioning representatives in the United States. This unconsolidated group of professionals accounts for a significant amount of the current sales of air purification and cleaning units. We intend to make our products available to these representatives through direct marketing efforts from our principal offices. As of April 30, 2001, we have entered into agreements with 30 local manufacturing representatives. These agreements include distribution agreements with Trinity Resources, Inc. for the exclusive distribution of our products through AES of Oklahoma (Carrier Corporation) in the State of Oklahoma and W&B Service Company for the exclusive national distribution of our commercial and automobile products in the United States and Canada.

     Internet Sales. Internet usage has increased over the last several years and consumer purchasing is expected to continue to grow in accordance with this usage. Approximately 73% of website users search for information about products and services and 7.4 million users have made at least one purchase over the Internet. The demographics of website users also fit well with our products. Most website users are well educated and earn significantly more income than the national average. Our websites are www.airsopure.com or www.airtechgroup.com. Since June of 1999, the Airsopure website was accessed 104,994 times and the Airtech website 191,390 times. On these sites, visitors can educate themselves about our products, but cannot order our products on line.

     We intend to spend additional funds to redesign and enlarge our websites in an effort to direct more Internet traffic to our websites. Our proposed redesign will include "hyper link" access to our products and the ability to order online. Hyper link access will enable website users to use generic words such as "air quality" or "air purification" for immediate referral to our website. Our websites also provide quicker advertising response times, direct feedback from customers and instantaneous updating of information. We believe the keys to successful marketing on the Internet will be exposure and association with other well-traveled websites, security, a clean design, ease of use and product testimonials.

     Direct Sales. We currently make direct sales through our corporate offices to national accounts such as TGI Fridays, Bennigan's and Sullivans, in addition to other local, regional and national accounts involved in the food and beverage industry. We also intend to employ the direct sales approach to school systems and government facilities during fiscal year 2001.

     Retail Distribution. In February 2000, we opened our first company retail outlet in Addison, Texas to facilitate the retail sale of our home consumer products. Since February 2000, we also opened three additional retail outlets in Arlington, Texas, Jackson, Tennessee and Kansas City, Missouri. During August 2000, we sold the two stores located in Jackson, Tennessee and Kansas City, Missouri to the managers of those stores and consolidated the store located in Arlington, Texas with the Addison, Texas store.

     The purchase price for each of the Jackson and Kansas City stores was $15,000. The purchase price represents the purchase of existing inventory at the stores and the assumption by each purchaser of all lease and utility obligations. The purchase price is payable by each purchaser paying a premium for each unit of inventory purchased from us above the initial inventory. The inventory premium for the Jackson store is $100 per unit and the Kansas City store is $50 per unit. As of April 30, 2001, we have received $2,600 on the sale of the Jackson store and $2,500 on the Kansas City store.

     In March 2001, we sold the store located in Addison, Texas for a purchase price of $20,000. The purchase price was paid in $4,000 cash and the assumption by the purchaser of all lease and utility obligations.

     We are also actively pursuing the following additional distribution channels for our products:

     Medicare and Durable Medical Equipment Distributors. Our research indicates that physicians regularly recommend the use of portable air filtration systems for patients suffering from chronic and acute episodes of illness related to allergies, asthma and general upper respiratory distress, many of whom are Medicare enrollees. These medical conditions are frequently elevated from a chronic status to acute episodes due to the inhaling by patients of various airborne contaminants. In the absence of a Medicare reimbursement code, Medicare patients are generally forced to incur the expense of such technology on a non-reimbursable basis.

     In October 1999, we applied for a Medicare reimbursement code number for our Medicare Series 950. We have not yet received approval for a specific reimbursement code number to date, although Medicare has allowed us to invoice Medicare using a non-assigned code number. The use of the non-assigned code number does not guarantee Medicare reimbursement to Medicare recipients. We intend to continue the pursuit of the pending Medicare application by collecting and submitting additional information required by Medicare. The date of a final decision on our Medicare application cannot be determined at this time. The submission of additional information will allow Medicare to take additional time to evaluate our application. We cannot predict if, or when, Medicare will approve the Medicare Series 950 for direct cost reimbursement. We believe, however, that the time necessary to duplicate or invent the technology included in the Medicare Series 950, to create and test a prototype and to submit an application to Medicare gives us a competitive lead time advantage over our competitors in this market.

     The Medicare reimbursement code is awarded through a review process conducted under the direction of the Health Care Financing Administration and its agencies that include the Statistical Agency for Durable Medical Equipment Regional Council and the Durable Medical Equipment Regional Council. Once awarded a Medicare reimbursement code, Medicare patients suffering from respiratory problems are able to secure through a variety of durable medical equipment providers, medical technology prescribed by their attending physicians that will be paid for by Medicare or their insurance carrier of record. Our research also indicates that third party payors such as managed care and indemnity insurance plans will more readily reimburse patients for our Medicare Series 950 after the product receives a Medicare code. We estimate that approximately 31 million Medicare enrollees suffer from some sort of upper-respiratory problem. Although the number of Medicare enrollees has not changed significantly in the past three years, we believe that the number of enrollees will increase significantly in the future with the aging of the "baby boomers." These individuals represent the end-user market for our Medicare Series 950. We have also developed the Consumer Series 950 unit which is similar to the Medicare Series 950 unit with alterations for a larger array of filtration for contaminants.

     In February 2001, we also applied to the Alpha Numeric Committee of the Health Care Financing Administration for a health care product code system number. The code number is commonly referred to in the medical insurance industry as an HCPCS Code. Although not as large a market as the Medicare market, the HCPCS Code would enable us to market our Medicare Series 950 directly to the private medical insurance industry. If a private insurance carrier accepts our Medicare Series 950 with the HCPCS Code, patients who purchase a Medicare Series 950 would be entitled to receive insurance reimbursement for the cost of the Medicare Series 950.

     We have identified a national distribution network composed of durable medical equipment distributors that have existing sales forces and marketing infrastructures. Association with these distributors creates an immediate distribution network for the Medicare and Consumer Series 950 units. This distribution network would eliminate management challenges of creating and maintaining our own sales force or recreating the existing client bases of these distributors. The medical equipment distributors currently interact with physicians providing other medical devices such as walkers, wheelchairs, hospital beds and electronic monitoring devices. The Medicare and Consumer Series 950 units will be a new product for medical equipment distributors within an industry where the introduction of new products is not common. If we do not receive approval from Medicare of the Medicare Series 950, we intend to continue our efforts to market the Consumer Series 950 through direct sales to medical equipment distributors and by pursuing insurance carriers and health care providers outside of the Medicare system. To implement this marketing approach, we entered into an agreement with Southern Therapy, Inc. in April 2000 to market our Medicare Series 950 to home and durable medical equipment providers. We cannot predict or forecast the amount of any future sales which may be generated from the Medicare or Consumer Series 950.

     Automobiles and Public Transportation. Our research indicates that there exists an increasing problem with abundant air contamination in automobiles and public transportation vehicles across the United States. Our research also indicates that not only is automobile air contamination immense and growing, but also that no real technological solutions are being applied to remove the harmful and irritating smells, gases and micro-particles that can cause and exacerbate respiratory problems. We have concluded that solving these issues for the public could provide tremendous economic rewards and higher auto resale values to a wide variety of customers, such as car rental companies, automobile dealers and government vehicles. One of the foremost complaints in the car rental industry and the new and used car industry, are the odors associated either with new material odors or with fabrics and materials in the automobile cabin that have absorbed pollutants like cigarette smoke for prolonged periods of time. The first indication that a problem exists is the odor detectable when the air conditioning unit or the air circulation system is activated. It is important, however, to note that the bacteria might be present before the odor is detected. This condition is caused by buildup of mold and bacteria in the air conditioner's evaporator. These fungi and spores can trigger allergic reactions and upper respiratory problems for car passengers.

     Nearly 200 million vehicles are in use across the United States. Of these vehicles,

    . approximately 150 million are passenger vehicles,

    . approximately 2 million are owned by the major car rental companies, and

    . approximately 3 million vehicles are government owned and used.


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

     Each year in the United States, approximately 12 million new vehicles are sold by automobile dealers. The majority of automobiles fall into the category of used or more than one year old. The average American spends many hours per day in his vehicle. This much exposure, when added to outside contaminants such as road pitch, microscopic tire dust, allergens and hazardous gases and odors, leaves many car drivers with recurring headaches, eye irritation, nausea and even central nervous system problems. There are approximately 24,000 franchised new car dealers in the United States. Some auto makers, such as Mercedes Benz and BMW, are experimenting with various air cleaning systems.

     We believe that all of these vehicles represent potential installations for our Series S-999. We propose to initially penetrate this market through agreements with nationwide auto after-market companies. Our proposal is to wholesale our Series 999 automobile air purification unit for inclusion with other after-market packages offered in the auto after-market such as automobile customizing packages (custom pinstripping, gold ornamentation and custom wheel coverings), fabric sealants and window tints. We believe a very highly effective and affordable air purification device like our Series S-999 will be widely accepted in the automobile after-market. To implement our marketing strategy for the Series S-999, we are currently developing a marketing strategy with W&B Service Company, our North American distributor, to market the Series S-999 to auto after-market companies and the rental car, government vehicle, and automobile dealer markets.

Government Regulation

   We operate under the disclosure document guidelines set forth by the Federal Trade Commission under an FTC Rule which became effective October 21, 1979. Under this FTC Rule, we are required to comply with the FTC disclosure format or issue a Uniform Franchise Offering Circular to all potential purchasers of a franchise. The uniform circular format is a standard form disclosure document which is accepted by the FTC and most states as an alternative to the FTC disclosure format. Our current uniform circular is compliant in 37 states. In addition to this format, fourteen states require additional information to be contained within the uniform circular for sales of new franchises within their states. We are approved in the State of California to offer our franchises, one of the additional information states. Although we intend to seek approval of our franchise in other additional information states in the future, we do not have any pending applications. Any violations under the FTC Rule are considered unfair or deceptive acts or practices within the meaning of Section 5 of the Federal Trade Commission Act. In response to the FTC Rule requirements, we formed wholly-owned subsidiaries, Airsopure, Inc., and Airsopure International Group, Inc., and registered each entity as a franchisor. Each entity is in compliance with the FTC Rules regarding its uniform circular.

Permits, Patents, Trademarks, Licenses and Copyrights

   We do not own any patents or copyrights for our products or promotional materials. We do, however, have a registered trademark for the name "Airsopure" and the related service mark "The Essence of Clean Air." In addition, we have common law trademark protection for certain of our other trade names and service marks. We also intend to pursue copyrights for certain of our promotional and franchise training materials. While we believe our products are currently a unique implementation of filter and air purification components in the current market, our products are susceptible to duplication by utilizing current technology and components. Therefore, we do not believe any of our products are ultimately patentable and do not intend to apply for patent protection.

Suppliers

   We purchase the supplies and materials used in our business from a number of suppliers. As of February 28, 2001, our five principal suppliers who provide us with materials used in our products were Revcor, Glasfloss, Tela Tool, Lesson Motor and RSE, Inc. We purchase motors, fans, filters and plastic casings from these suppliers. If we experience production difficulties from any of our principal suppliers, alternative suppliers and vendors exist in the marketplace. We may, however, experience production delays to enable an alternative supplier sufficient time to produce supplies to our specifications. We do not expect any delays to be material based upon our policy to maintain inventory levels necessary to avoid production delays.

Estimate of Research and Development Expenditures

   We incurred various research and development expenditures of approximately $15,000 for the fiscal year ended May 31, 2000 and $283,000 for the nine months ended February 28, 2001. These expenditures included salaries, materials, finished units, travel and correspondence.

Employees

   As of April 30, 2001, we had 14 employees including one part-time employee.

Fiscal Year

   Our fiscal year is from June 1 to May 31 of each year.

                               COMPANY PROPERTIES

   We maintain our executive offices and a warehouse facility at 12561 Perimeter, Dallas, Texas. This facility has a total of approximately 10,400 square feet and a total rental cost for fiscal year 2000 of $89,250. We are committed to our executive office and warehouse lease until August 15, 2001. We consider our facilities sufficient for our present and currently anticipated future operations and believe that these properties are adequately covered by insurance.

                                   LITIGATION

   In 1997, we were named as a defendant in a cause of action styled LLB Realty, L.P.C. v. Interactive Technologies Corp., Cause No. MER-L-1535-97, in the Superior Court of New Jersey, Mercer County. The complaint alleges damages relating to a lease agreement entered into with the plaintiff's for office facilities in New Jersey. We never occupied the space based upon the plaintiff (lessor) failing to finish-out the space pursuant to our specifications. The complaint alleges damages of approximately $250,000. The court ruled in favor of the plaintiffs and set a hearing in June 2001 to determine damages. Although we are currently in negotiations for a favorable settlement relating to the complaint, the outcome of these negotiations is uncertain. We have established a reserve in our consolidated financial statements in the amount of $200,000 in anticipation of a settlement.

   On March 2, 2000, we were named as a defendant in a cause of action styled H.A.A., Inc. v. Airtech International Group, Inc., Cause No. 00CV-1603 (KMW), in the United States District Court for the Southern District of New York. The plaintiff is seeking the specific performance of an alleged contract providing for our sale to the plaintiff of 1,854,386 shares of our common stock for a cash purchase price of $419,000. After the original filing, the plaintiffs amended their original complaint to include alleged damages of approximately $1,000,000, as an alternative remedy to specific performance. The case is in the latter stages of discovery and we intend to vigorously defend against the plaintiff's claims.

   We have been named as a defendant in a number of routine lawsuits arising in the ordinary course of our business. In some of these cases a judgment was rendered against us. We have answered these routine causes of action where appropriate, negotiated settlements where appropriate and agreed to a payment schedule with respect to others. We have fully reserved for these claims and causes of action in our consolidated financial statements in the aggregate amount of $45,000.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Background and General

   In May 2000, we restated and refiled our financial statements for the year ended May 31, 1999 and the comparative period ended May 31, 1998. The reason for the restatement of our 1999 financial statements was to reflect the acquisition by Interactive Technologies Corporation, Inc., our predecessor in name, of all of the outstanding shares of common stock of Airtech International Corporation as a reverse merger as described below.

   On May 31, 1998, Interactive Technologies acquired all of the outstanding shares of common stock of Airtech Corporation for a purchase price of $22,937,760. Our prior 1999 financial statements reflected the combination between Interactive Technologies and Airtech Corporation as a merger using the purchase method of accounting with Interactive Technologies as the acquiring entity for legal and financial accounting and reporting purposes. This treatment resulted in reflecting the combination of Interactive Technologies' assets and the purchase of the goodwill and intellectual properties of Airtech Corporation at the appraised fair market value.

   Our restated 1999 financial statements also reflected the merger between Interactive Technologies and Airtech Corporation utilizing the purchase method of accounting for Interactive's assets. Our 1999 restated financial statements, however, reflected the combination and purchase method as a reverse merger with Airtech Corporation as the acquiring entity for accounting and reporting purposes and Interactive Technologies as the surviving entity for legal purposes. As a result, Interactive Technologies effectively issued shares of common stock for the outstanding shares of Airtech Corporation, with the stockholders of Airtech Corporation ultimately acquiring control of Interactive Technologies. For this reason, Airtech Corporation is considered the acquiring entity for purposes of our 1999 restated financial statements.

   On March 29, 2001, we entered into a securities purchase agreement with an investment group to raise up to $1,000,000 through the sale to the investors of our 12% Convertible Debentures Due 2003 with attached warrants to purchase up to 600,000 shares of our common stock. Upon execution of the securities purchase agreement, the investors purchased $800,000 in principal amount of 12% debentures with attached warrants to purchase 500,000 shares of our common stock. The purchase price paid by the investors for our 12% debentures and attached warrants was $800,000 which represents the total amount we have received under the purchase agreement through April 30, 2001. Under the terms of our purchase agreement, the investors are obligated to purchase the remaining $200,000 in principal amount of our 12% debentures with attached warrants to purchase 100,000 shares of common stock for a purchase price of $200,000. The investors are obligated to purchase the additional 12% debentures on the date the registration statement relating to the warrants and common stock offered by this prospectus is declared effective by the SEC. If the registration statement is not declared effective, the investors have no obligation to purchase the additional 12% debentures or the attached warrants.

   Our current distributorship contractual agreement with Southern Therapy Inc. should result in additional sales to the medical market. In addition, our application for approval HCPCS Code for Series S-950 is in process. The actual granting of an HCPCS Code will not increase sales. We and our distributors, however, will be in a better position to market the Series S-950 to the larger medical insurance companies in the United States. The medical market, even without an HCPCS Code, could result in substantial sales. Our agreement with Southern Therapy calls for purchases of $1,000,000 in the first year and substantial increases thereafter, however, Southern Therapy is under no obligation to purchase that amount.

   We have also entered into a distributorship agreement with W & B Service, Inc. to serve as the commercial distributor for our commercial products in the United States and Canada. We cannot assure you that there will be additional sales for these markets, however, our contract requires W & B Service to purchase a minimum $4,000,000 of our products during the first year, with increases in years two and three.

   We believe that our recently completed financing resources along with increased sales of our products through industry distributors, increased foreign sales through in country distributors and increasing market acceptance of our new Model S-30 will enable us to aggressively pursue the indoor air purification market with adequate funding.

   As the result of our distributorship agreements with Southern Therapy and W & B Services, we have decreased as of April 1, 2001 our corporate overhead by approximately $75,000 per month. This represents a 40% decrease in our overhead expenses compared to August 2000. Our sales and marketing expenses will be absorbed by these new distributors. The lower profit margins on the sales through the distributors are expected to be mitigated by the increase in sales.

Results of Operations for Nine Months Ended February 28, 2001 Compared to the Nine Months Ended February 29, 2000

 Revenues

   Our consolidated total revenues for the nine months ended February 28, 2001 increased 84% or $658,133 to total $1,437,607 as compared to $779,474 for the nine months ended February 29, 2000. This increase is due to sales of our products exceeding the prior period by $808,133. The increase in sales was partially offset by a decrease of $150,000 in franchise fee revenues and other income compared to the prior comparable nine-month period. We waived during the period franchise fees for prospective franchisees that possess direct marketing skills and indoor air quality experience. The waiver is in lieu of extensive training and start-up time lags which may exceed the waived franchise fee. We sold two new franchises for fees during the period as compared to one in the prior comparable nine month period.

 Costs and Expenses

   Our total costs and expenses increased $575,195 or 24% to $2,965,742 for the nine month period ended February 28, 2001 compared to $2,390,547 for the prior comparable nine month period. Our costs and expenses are as follows:

   Cost of sales increased $265,108 to $780,235 compared to $515,127 for the prior comparable nine-month period. The increase, however, is related to additional product sales, our cost of sales as a percentage of product sales decreased from 85% for the nine months ended February 29, 2000 to 55% for the nine months ended February 28, 2001.

   As the result of our operating four franchise retail stores during the nine months ended February 28, 2001, the salaries and wages expense decreased compared to the comparable nine months ended February 29, 2000 during which we operated only one franchise store. The decrease was also related to our officers electing to take shares of our common stock in lieu of wages during the nine month period ended February 28, 2001. In addition, we allocated more salaries and wages to research and development as discussed below. Salaries and wages decreased $114,239 or 13% to $787,490 for the nine months ended February 28, 2001 compared to the nine months ended February 29, 2000.

   Research and development costs increased 183% or $183,927 to $283,927 for the nine months ended February 28, 2001 compared to the nine months ended February 29, 2000. This increase was primarily due to increased development and testing of our new in-line Model S-30 unit, testing our portable Series 950 Unit and upgrading our commercial S-12 unit.

   Other general and administrative expenses also decreased $5,529 or 1% to $639,544 for the nine months ended February 28, 2001 compared to the nine months ended February 29, 2000. This decrease is attributable to the added overhead costs of our company franchise stores and offset by decreased general corporate, legal and accounting expenses during the current period.

   Also, advertising and promotional expenses which includes design and development of brochures increased 51% or $265,108 to $241,358 for the nine months ended February 28, 2001 as compared to the nine months ended February 29, 2000. This increase is due to additional advertising for our franchise consumer products and marketing expenses for our new Model S-30 unit and our portable Series 950 unit.

   Depreciation and amortization expenses increased $105,767 to $233,188 for the nine months ended February 28, 2001 compared to $127,421 for the nine months ended February 29, 2000. This increase is due to the amortization of the prepaid royalties during the period ended February 28, 2001 which was not required during the period ended February 29, 2000.

Interest Expense

   Interest expense increased $133,652 to $175,114 for the nine months ended February 28, 2001 as compared to $41,462 in interest expense for the nine months ended February 29, 2000. This increase is due to the interest expense relating to our 12% and 6% convertible debentures which were outstanding during the nine-month period February 28, 2001 which were not outstanding during the entire period ended February 29, 2000.

   In total, the net loss for the nine months ended February 28, 2001 of $1,703,249, or $0.07 per share, is 3% greater than, or $0.01 per share less than the $1,652,535, or $0.08 per share, net loss for the nine months ended February 29, 2000.

Liquidity and Capital Resources

   We reflected a continued liquidity problem during the first nine months of our fiscal year. Purchases from our material vendors were predominantly on a cash basis, however, our vendors did not force payment on past due bills. Our primary available means of liquidity during the nine month period was the increased use of our common stock as payments for services.

   During the calendar year 2000 and the first quarter 2001, the overall financial markets eroded as exemplified by the NASDAQ Composite Index falling over 68% during that period. In this environment, we were in discussion with several investment companies for additional capital. These discussions included our request that the investment group which purchased $2,500,000 of our 6% convertible debentures extend the funding date to purchase an additional $2,500,000 in principal amount of 6% debentures under a conditional warrant which expired on December 22, 2000. The investment group did not agree to extend the funding date and the conditional warrant expired under its terms on December 22, 2000.

   To replace the conditional warrant, we completed a $5,000,000 equity agreement with a private investment company to purchase our 12% convertible debentures. On March 29, 2001, the investment group purchased $800,000 in principle amount of 12% debentures and agreed to purchase an additional $200,000 upon SEC approval of the registration statement relating to the securities offered by this prospectus. The remaining $4,000,000 will be negotiated at a future time. We cannot assure that the SEC will approve the registration statement or that the terms of the remaining $4,000,000 will be acceptable to us or the investor.

   As of February 28, 2001 and prior to the recent sale of our 12% debentures, we had total current assets of $2,640,749 less current liabilities of $2,354,645 which resulted in net current assets of $286,104. This is a decrease in current asset liquidity resulting from the use of the proceeds from the sale of our 6% debentures during the nine month period. We expect to have sufficient funds necessary to finance the manufacture, distribution and sale of our products including management and advertising support for fiscal year 2002. We also expect that our cash balance and operations are adequate to sustain our continued operations during fiscal year 2002.

   We estimate our sales will be approximately $2,500,000 for fiscal year 2001 which is a decrease from our original forecast of $30,000,000. Our lower than forecasted sales are the result of the following:

  . We estimate our existing commercial product line sales to be $1,300,000 as opposed to forecasted sales of $2,000,000. The lower sales are due to lower sales for our tobacco abatement products;

  . We estimate our Model S-30 sales to be $150,000 as opposed to forecasted sales of $4,000,000. The lower sales are due to a delay in the introduction of the Model S-30;

  . We estimate our sales to our residential franchisees to be $425,000 as opposed to forecasted sales of $6,000,000. The lower than forecasted sales are due to lower than expected sales of franchises to existing direct sale entrepreneurs. We have temporarily suspended our sale of residential franchises pending new market awareness and interest;

  . We estimate our international sales to be $250,000 as opposed to forecasted sales of $2,000,000. The lower than forecasted sales are due to lower than forecasted sales through our Pacific Rim distributors;

  . We will not consummate any mergers or acquisitions during fiscal year 2001 because our low stock price made the cost prohibitive to us. Therefore we did not achieve our forecasted combined product sales of $6,000,000. We do not anticipate any mergers for fiscal year 2002. We have, however, entered into strategic alliances with various companies to market our products or to manufacture our products and component parts; and

  . We did not receive Medicare approval for our Medicare Series 950. Therefore sales to the medical industry are estimated to be $500,000 as opposed to forecasted sales of $10,000,000. In February 2001, we applied to the Health Care Financing Administration for a health care product code system number. The code number is commonly referred to in the medical insurance industry as an HCPCS Code. The HCPCS Code would enable us to market our Medicare Series 950 directly to the private medical insurance industry. If a private insurance carrier accepts our Medicare Series 950 with the HCPCS Code, patients who purchase a Medicare Series 950 would be entitled to receive insurance reimbursement for the cost of the Medicare Series 950 to the governmental, private and supplemental insurance and medical industries. We cannot assure that we will receive a HCPCS Code. We will continue to pursue Medicare approval of Medicare Series 950.

   We expect sales of our products to increase in fiscal year 2001. For the year 2000, our product sales were approximately $543,615 compared to sales of our products for the year ended May 31, 1999 of $388,412. Our product sales for the nine month period ended February 28, 2001 were $1,412,607. This trend indicates the sales of our existing product line is increasing. Although we believe our sales represent a positive trend, we cannot assure you that this positive trend will continue. We have forecasted that fiscal year 2002 sales will be $17,000,000. This estimate is based on the following:

  . Estimated sales of $4,000,000 from our existing commercial product line. We expect these sales due to the continued acceptance of our commercial products in office buildings and sales from our automobile units;

  . Estimated sales of $8,000,000 of our new in-line Model S-30. The Model S-
    30 is now in the full production and marketing stage;

  . Estimated product sales to our residential franchisees of $1,000,000;

  . Estimated international sales of $2,000,000, especially to our Pacific
    Rim distributors and our Central and South American distributors;

  . Estimated sales of our Medicare Series 950 of $2,000,000 pending approval of this unit by either Medicare or through the granting of an HCPCS Code.

   Our sales projections are based upon our good faith estimates of the acceptance and marketability of our products and we cannot assure you that we will achieve these results during fiscal year 2002.

   Due to our $18,500,000 of net operating loss carry forwards resulting from our losses in prior years, we are not projecting any federal tax liability for fiscal year 2001.

   If our current cash and revenues from franchise and product sales are insufficient to fund our continued growth, we will rely on our external funding sources to provide continued liquidity.

   During fiscal year 2001, we intend to focus on the production, marketing and sale of our existing line of air purification products, our new in line Model S-30 and increased promotion of our distributorship program. For this reason, we do not project significant expenditures during fiscal year 2001 on our products which are in the research and development stage. We believe our existing product line is sufficient to sustain our future sales growth. If we do not receive Medicare approval of, our an HCPCS Code for our Medicare 950, we intend to actively pursue the marketing of this unit through private health insurance companies and health care providers outside of the Medicare system. If we are not successful in these marketing efforts, our failure to obtain Medicare approval of, or an HCPCS Code for, our Medicare 950 could significantly affect our future liquidity.

   We do not have a large capital expenditures program planned for fiscal year 2002. Therefore, we believe our projected increase in product sales combined with funds generated from external financing sources will be sufficient to offset any cash losses from operations. If our current and new product sales, distributor/franchise sales, new areas of distribution sales and funds from our external sources are insufficient to maintain operations, the resulting lack of capital could force us to substantially curtail or cease our operations. Any curtailment of operations would have a material adverse effect on our ability to manufacture and distribute our products and our profitability.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

   The following table includes the names, ages and positions of our directors and executive officers as of April 30, 2001. A summary of the background and experience of each of these individuals immediately follows the table.

   Our directors are:

Name                             Age Position
----                             --- --------
C J Comu........................  40 Chairman
James R. Halter.................  51 Director
R. John Harris..................  51 Director
Samuel S. McKenney, III.........  63 Director
Robert Galvan...................  53 Director

   Our executive officer and other officers are:

Name                             Age Position
----                             --- --------
C J Comu........................  40 Chief Executive Officer
R. John Harris..................  51 President
James R. Halter.................  51 Chief Financial Officer and General Counsel

   C J Comu. Mr. Comu has served as our CEO, chairman and a director since May 1998. Mr. Comu was a co-founder, CEO and chairman of Airtech International Corporation, our wholly-owned subsidiary, since its formation in 1995. In January 1994, Mr. Comu co-founded Transworld Leasing Corporation which provided financing and marketing expertise to the medical, computer and corporate sector prior to the formation of Airtech International Corporation.

   James R. Halter. Mr. Halter has served as our chief financial officer and general counsel since October, 1999 and a director since November 2000. Mr. Halter earned a Masters in Business Administration from the State University of New York at Buffalo in 1977, and a Juris Doctorate from Case Western Reserve University in 1999. Mr. Halter has been a Certified Public Accountant since 1975. From January 1990 to October 1999, Mr. Halter owned his own tax and business consulting practice. Concurrently, from September 1996 to January 1999, Mr. Halter attended and received his juris doctor degree from Case Western Reserve University School of Law in Cleveland, Ohio.

   R. John Harris. Mr. Harris has served as our president since October 30, 2000 and as a director since November 1999. Prior to his appointment as president, Mr. Harris served as our Chief Operating Officer from February 2000 to October 30, 2000. Mr. Harris served as Chief Administrative Officer of Integrated Concepts, Inc. from June 1998 to October 1999 and as Chief Executive Officer of PreventCo Inc. from June 1996 to May 1998. Mr. Harris also served as Vice President and Medical Director of Airtech International Corporation from May 1994 to May 1996. Prior to 1994, Mr. Harris spent twenty years in various senior management capacities, and as an international consultant, in the field of acute medical/surgical hospital administration for leading hospital management companies such as Hospital Corporation of America and Hospital Management Professionals. Mr. Harris holds a Bachelors of Science degree from Oregon State University and a Masters of Hospital Administration from the University of Alabama.

   Samuel S. McKenney, III. Mr. McKenney has served as a director since April 2001. From 1989 to the present he has served as the president and chief executive officer of W&B Services Company, Inc., a diversified company primarily serving the heating, ventilation and air conditioning industry.

   Robert Galvan. Mr. Galvan has served as a director since November 1999. Since November 1999, Mr. Galvan has also served as the Associate Dean of the University of North Texas Health Science College, Fort Worth, Texas. From November 1998 to November 1999, Mr. Galvan served as the Director of Health for the

City of Fort Worth, Texas. Mr. Galvan also served as the Director of Health and Community Development for the City of Plano, Texas from 1992 to October 1998.

   Our directors receive no cash compensation for their services as directors. Our policy is to reimburse non-employee directors for expenses actually incurred in connection with attending meetings of our board of directors. Directors and executive officers are also eligible for stock and option grants under our stock option plans as determined by our board of directors.

                             EXECUTIVE COMPENSATION

   The following table sets forth the cash and other compensation we paid during the last three fiscal years to our chief executive officer, president and other individuals who served as executive officers and whose total compensation was $100,000 or more.

                           SUMMARY COMPENSATION TABLE

                                                                    Long Term
                                      Annual Compensation      Compensation Awards
                                   -------------------------- ------------------------
                                                 Other Annual Restricted    Securities
Name and Principal        Fiscal                 Compensation   Stock       Underlying
Position                   Year    Salary  Bonus     (1)      Awards($)     Options(#)
------------------        ------   ------- ----- ------------ ----------    ----------
C J Comu, CEO,
 Chairman...............   2000    $41,195  $ 0    $     0     $ 83,825(2)   250,000
                           1999          0    0     46,875      424,334(3)   150,000
                           1998(4)       0    0          0            0            0
John Potter, President..   2000     40,986    0          0       13,425(5)   250,000
                           1999          0    0     46,875      424,334(6)   150,000
                           1998(4)       0    0          0            0            0
Darrell R. Jolley, CFO..   1999          0    0     58,333       12,500(7)    45,000
Doug S. Keane, President
 of Airsopure, Inc......   2000     24,173    0          0      116,452(8)         0
                           1999          0    0     77,500       12,500(9)   100,000
                           1998          0    0     62,917            0            0
R. John Harris, COO.....   2000     27,917    0          0       21,875(10)        0
James R. Halter, CFO and
 General Counsel........   2000     18,227    0          0       46,527(11)        0

--------
 (1) See terms of employment agreement for Mr. Comu under the section titled "Employment Agreements."
 (2) Mr. Comu received 249,986 shares of restricted common stock as additional compensation. The fair market value of the shares was $83,825 in the aggregate on the five dates of grant. All of these shares were fully vested on the dates of grant and are not entitled to dividends. As of May 31, 2000, Mr. Comu owned 1,368,864 shares of our restricted common stock with a market value of $1,753,789.
 (3) Mr. Comu received 791,667 shares of restricted common stock for deferred wages of $250,000 per year for the period from June 1, 1997 through December 31, 1998. The fair market value of the shares was $395,834 on the date of grant, January 31, 1999. He also received 150,000 shares of common stock as additional compensation. The fair market value of the shares was $28,500 on the date of grant, December 31, 1998. All of these shares were fully vested on the date of grant and are not entitled to dividends.
 (4) Disclosure is made of named executive officers of our subsidiary, Airtech International Corporation, for fiscal year 1998 for positions substantially similar to positions held in employment by us for fiscal years 1999 and 2000.
 (5) Mr. Potter received 250,464 shares of restricted common stock as additional compensation. The fair market value of the shares was $79,028 in the aggregate on the five dates of grant. All of these shares were fully vested on the dates of grant and are not entitled to dividends. As of May 31, 2000, Mr. Potter owned 1,213,881 shares of our restricted common stock with a market value of $1,555,224. Effective November 22, 2000, Mr. Potter resigned as a director and officer and currently serves as our independent consultant.
 (6) Mr. Potter received 791,667 shares of restricted common stock for deferred wages of $250,000 for the period from June 1, 1997 through December 31, 1998. The fair market value of the shares was $395,834 on the date of grant, January 31, 1999. He also received 150,000 shares of common stock as additional compensation. The fair market value of the shares was $28,500 on the date of grant, December 31, 1998. All of these shares were fully vested on the date of grant and are not entitled to dividends. Effective November 22, 2000, Mr. Potter resigned as a director and officer and currently serves as an independent consultant.

 (7) Mr. Jolley received 25,000 shares of common stock as additional compensation. The fair market value of the shares was $12,500 on the date of grant, June 16, 1999. Effective September 1999, Mr. Jolley was no longer employed by us.
 (8) Mr. Keane received 100,000 shares of restricted common stock as additional compensation. The fair market value of the shares was $75,000 on the date of grant, May 1, 2000. Mr. Keane also received 154,259 shares of restricted common stock as additional compensation. The fair market value of the shares was $41,452 in the aggregate on the five dates of grant.
 (9) Mr. Keane received 25,000 shares of common stock as additional compensation. The fair market value of the shares was $12,500 at the date of grant, June 16, 1999. Effective November 1999, Mr. Keane was no longer employed by us.
(10) Mr. Harris received 100,000 shares of restricted common stock as additional compensation. The fair market value of the shares was $21,875 on the date of grant, December 15, 1999. All of these shares were fully vested on the date of grant and are not entitled to dividends. As of May 31, 2000, Mr. Harris owned 100,000 shares of our restricted common stock with a fair market value of $128,120.
(11) Mr. Halter received 100,000 shares of restricted common stock as additional compensation. The fair market value of the shares was $23,440 on the date of grant, December 8, 1999. Mr. Halter also received 35,183 shares of restricted common stock as additional compensation. The fair market value of the shares was $23,087 on the date of grant, January 6, 2000. All of the shares issued to Mr. Halter were fully vested and are not entitled to dividends. As of May 31, 2000, Mr. Halter owned 135,193 shares of our restricted common stock with a fair market value of $173,209.

                             OPTION GRANTS IN 2000

   The following table lists those persons in the previous table who were granted options to purchase shares of our common stock during fiscal year 2000.

                                              % of Total Options/
                         Number of Securities  SAR's Granted to
                         Underlying Options/  Employees in Fiscal Exercise Price Marked Price on
Name                        SAR's Granted            Year           ($/Share)     Date of Grant   Expiration Date
----                     -------------------- ------------------- -------------- --------------- -----------------
C J Comu................       250,000                 50%            $0.25           $0.44      December 17, 2004
John Potter.............       250,000                 50%            $0.25           $0.44      December 17, 2004

                          2000 YEAR-END OPTION VALUES

   Set forth in the following table is information, with respect to each named executive officer, as to

  . the number of shares acquired during fiscal year 2000 upon each exercise of options granted to each individual,

  . the aggregate value realized upon each exercise which is the difference between the market value of the shares at exercise and their exercise price,

  . the total number of unexercised options held on May 31, 2000, separately identified between those exercisable and those not exercisable and

  . the aggregate value of in-the-money, unexercised options held on May 31, 2000, separately identified between those exercisable and those not exercisable.

                                                      Number of
                                                Securities Underlying       Value of unexercised
                           Shares                Unexercised Options        In-the-Money Options
                         Acquired on  Value      at Fiscal Year-End          at Fiscal Year-End
Name                      Exercise   Received Exercisable/Unexercisable Exercisable/Unexercisable(1)
----                     ----------- -------- ------------------------- ----------------------------
C J Comu................       0         0            400,000/0                 $374,980/$0
John Potter.............       0         0            400,000/0                 $374,980/$0

--------
(1) The value is calculated based on the aggregate amount of the excess of $1.2182 which is the closing sale price per share for the common stock on May 31, 2000 over the relevant exercise price(s).

Employment Agreements

   We have a ten (10) year employment contract with C J Comu, our Chief Executive Officer, for annual compensation of $250,000, terminating May 31, 2008. Under the terms of this contract and by agreements between our board of directors and Mr. Comu, the contract is funded on a cash basis at such time as we are in a financial position to pay the salary under the contract. Unpaid compensation under the contract, dating from June 1, 1997 through December 31, 1998, was paid to Mr. Comu effective January 31, 1999 through the issuance to Mr. Comu of 791,667 shares of our restricted common stock. Effective January 15, 1999, Mr. Comu began receiving cash compensation under the agreement at an annual rate of $125,000 when cash was available. The remainder of the amounts due Mr. Comu under the contract will be converted to our restricted common stock during fiscal year 2001. Effective June 1, 1999, Mr. Comu further agreed with our board of directors to reduce compensation to $125,000.

Company Stock Plans

   Employee Stock Plans. Our board of directors periodically establishes employee stock grant plans under which unrestricted shares of our common stock are issued and granted to certain employees, management and consultants for performance rewards or services rendered. The terms and conditions of stock grants under the stock plans are within the sole discretion of our board of directors. We do not have formal written plans and all issuances of shares of common stock under our stock plans are made pursuant to registration statements on Form S-8 filed by us from time to time with the SEC.

   On June 9, 1998, we filed a Form S-8 registration statement registering 160,000 shares of our common stock. Through July 30, 1998, we issued 56,002 shares of common stock to consultants and 103,998 shares to employees. The shares of common stock issued were accounted for as consulting services and employee wages. As of March 23, 2000, all of the shares registered under the Form S-8 registration statement were issued under our stock plans.

   On November 12, 1998, we filed a Form S-8 registration statement registering 800,000 shares of our common stock. Through July 30, 1999, we issued 261,009 shares of common stock to consultants and 538,991 shares to employees. The shares of common stock issued were accounted for as consulting services and employee wages. As of March 23, 2000, all of the shares registered under the Form S-8 registration statement were issued under our stock plans.

   On July 30, 1999, we filed a Form S-8 registration statement registering 900,000 shares of our common stock, all of which were issued as of March 23, 2000 under our stock plans. The shares of common stock were accounted for as consulting services and employee wages.

   On November 19, 2000, we filed a Form S-8 registration statement registering 900,000 shares of our common stock. As of April 30, 2001, all of the shares registered under the Form S-8 registration statement were issued under our stock plans.

   2000 Key Employee Option Plan. Effective May 31, 1999, our board of directors adopted the Airtech International Group 2000 Key Employee Option Plan in order to motivate our qualified employees to assist us in retaining employees and to align the interest of key employees with those of our shareholders. The 2000 option plan is authorized for key employees including the chief executive officer, president, chief financial officer, vice president franchising, vice president production, and vice president finance. The 2000 option plan provides for the grant of "incentive stock options" and "non-qualified stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986. The approval authorized the issuance of

  . a maximum of 1,000,000 shares of our common stock subject to the options,

  .  with a range of exercise prices from $0.25 to $2.50 per share,

  .  vesting over a two to three year period, and

  .  expiring ten (10) years from the date of grant.

   Our board of directors expects to grant option agreements during fiscal year 2000 to the key employees specifying the respective number of options, vesting periods, exercise prices and incentives, if any. On November 11, 1999, we filed a Form S-8 registration statement for 900,000 shares of our common stock issuable with respect to options granted under the 2000 option plan. As of April 30, 2001, we have granted options to purchase all shares under the 2000 option plan.

Indemnification

   The Wyoming Business Corporation Act provides that we may indemnify our directors, officers, employees and other agents, and persons who serve at our request as directors, officers, employees or other agents of another corporation. Subject to Wyoming law, our officers and directors are not personally liable for monetary damages resulting from breaches of their fiduciary duty unless:

  . the officer or director has breached his fiduciary duty of loyalty to us or our shareholders;

  . the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

  . for any transaction from which the director or officer derived an improper personal benefit.

   Our By-Laws also provide indemnification to our directors, officers, employees and agents, including claims brought under state or Federal Securities laws, to the full extent allowable under Wyoming law. We have also entered into indemnification agreements with our directors and executive officer providing, among other things, that we will provide defense cost against any such claims, subject to reimbursement in certain events.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of February 28, 2001, certain information concerning the beneficial ownership of each class of our voting stock held by:

  . each beneficial owner of 5% or more of our voting stock, based on reports filed with the SEC and certain other information;

  . each of our directors;

  . each of our executive officers; and

  . all executive officers and directors as a group.

                               Amount and Nature of
                                    Beneficial          Percent of Common Stock
   Name and Address(1)     Ownership of Common Stock(2)      Ownership(3)
   -------------------     ---------------------------- -----------------------
C J Comu.................           2,220,146(4)                  7.02%
John Potter..............           2,065,630(5)                  6.53%
Robert Galvan............             100,000                        *
James R. Halter..........             586,475(6)                  1.88%
R. John Harris...........             551,282(7)                  1.76%
Officers and Directors as
 a Group (4 persons).....           3,457,903(8)                 10.55%

--------
*   Less than 1%
(1) The address of each director, officer and principal stockholder is c/o Airtech International Group, Inc., 12561 Perimeter, Dallas, TX 75228.
(2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined upon the exercise of options, warrants or convertible securities.
(3) Each beneficial owner's percentage ownership is determined by assuming that stock options and warrants that are held by that person (but not those held by any other person) and which are exercisable within 60 days from the date on which beneficial ownership is to be determined have been exercised.
(4) Represents 1,570,146 shares of common stock owned directly. Also represents 150,000 shares owned pursuant to warrants to purchase shares of common stock at $0.50 per share, 250,000 shares owned pursuant to options to purchase shares of common stock at $0.25 per share and 250,000 shares owned pursuant to options to purchase shares of common stock at $0.10 per share, all of which are exercisable within 60 days. Does not include 211,340 shares of common stock owned by Mr. Comu's relatives, Sevim Comu and Cem Comu, of which Mr. Comu disclaims beneficial ownership.
(5) Represents 1,415,630 shares of common stock owned directly. Also represents 150,000 shares owned pursuant to warrants to purchase shares of common stock at $0.50 per share, 250,000 shares owned pursuant to options to purchase shares of common stock at $0.25 per share and 250,000 shares owned pursuant to options to purchase shares of common stock at $0.10 per share all of which are exercisable within 60 days. Does not include 432,492 shares of common stock owned by Mr. Potter's relatives, Susan Potter and John Garth Potter, of which Mr. Potter disclaims beneficial ownership.
(6) Represents 336,475 shares of common stock owned directly. Also represents 250,000 shares owned pursuant to options to purchase shares of common stock at $0.10 per share, all of which are exercisable within 60 days.
(7) Represents 301,282 shares of common stock owned directly. Also represents 250,000 shares owned pursuant to options to purchase shares of common stock at $0.10 per share, all of which are exercisable within 60 days.
(8) See notes 4, 5, 6 and 7.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   During fiscal 1999, our president advanced cash to us totaling $100,000. As of May 31, 2000, we owed $210,338 to our chief executive officer and $216,488 to our president, on advances from each officer, including accrued interest. We have agreed to repay these advances as cash is available or by issuing our common stock. We have also agreed to pay interest at 15% per annum on the outstanding balances. During fiscal year 2000, we paid our chief executive officer and our president $15,000 each representing accrued interest on the notes.

   Our director, Samuel S. McKenney, III, is the president and chief executive officer of W&B Services Company, Inc., a distributor of our commercial products in Canada and the United States. As of April 30, 2001, we have not shipped any of our products to W&B Services. Commencing May 8, 2001, we began shipping our products to W&B Services based upon outstanding purchase orders in the amount of $95,000. W&B Services will purchase our products at the wholesale price for our products available to our other distributors.

   We believe that the terms of the above described transactions are fair and similar to or better than the terms we could have obtained from arms length negotiations with third parties.

     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

   Our shares of common stock are traded in the "over-the-counter" or "Bulletin Board" market under the symbol "AIRG." High and low sales prices for the quarters of fiscal years 2001, 2000 and 1999 were:

                                                                     High   Low
                                                                     ----- -----
   Fiscal Year 2001
     3rd Quarter.................................................... $0.53 $0.17
     2nd Quarter....................................................  1.09  0.38
     1st Quarter....................................................  1.53  0.75
   Fiscal Year 2000
     4th Quarter.................................................... $2.59 $1.00
     3rd Quarter....................................................  3.53  0.60
     2nd Quarter....................................................  0.90  0.25
     1st Quarter....................................................  0.75 0.125
   Fiscal Year 1999
     4th Quarter.................................................... $0.56 $0.12
     3rd Quarter....................................................  1.03  0.14
     2nd Quarter....................................................  1.50  0.47
     1st Quarter....................................................  3.28  0.63

Number of Shareholders and Total Outstanding Shares

   As of April 16, 2001, there were approximately 4,127 holders of record of our common stock and approximately 30,981,573 shares issued and outstanding.

Dividends

   We have paid no dividends on our shares of common stock and we have no current intentions to pay dividends on our shares of common stock in the future. Holders of our Series "M" Convertible Preferred Stock have a preferred dividend right to receive quarterly dividend distributions equal to 3.96% of the gross revenues generated from sales of our Series 950 unit until January 1, 2003. Except for required dividend payments on the Series "M" convertible preferred stock, we intend to retain any future earnings for reinvestment in our business. As of February 28, 2001, we have paid no dividends on the Series "M" convertible preferred stock.

   Any future determination to pay cash dividends on our shares of common stock will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other relevant factors.

                           DESCRIPTION OF SECURITIES

   We have summarized below the material provisions of our Articles of Incorporation, Bylaws and other instruments defining the rights of our securities holders. Our summary may not contain all of the information that is important to you. See "Where To Find Additional Information" for information about how to obtain a copy of the documents we refer to in this section.

Authorized Capital Stock

   Under our Articles of Incorporation, we are authorized to issue up to 70 million shares of stock consisting of the following:

  . 50 million shares of common stock

  . 20 million shares of preferred stock

   We have set a special meeting of our stockholders for May 18, 2001 to approve a proposed amendment to our Articles of Incorporation to increase our number of authorized shares from 50,000,000 shares to 100,000,000 shares.

Common Stock

   Shares of our common stock are not redeemable, do not have any conversion rights and are not subject to call. Holders of shares of our common stock have no preemptive, redemption, conversion or other subscription rights and are entitled to one vote per share on any matter submitted to a vote of our shareholders. Cumulative voting is prohibited in the election of directors. This means that the holders of a majority of the outstanding shares of common stock, voting for the election of directors, can elect all of our directors. In such event, the holders of the remaining shares will not be able to elect any of our directors. The holders of shares of common stock are entitled to receive dividends, if any, as and when declared from time to time by our board of directors, out of legally available funds, but subject to the prior payment of dividends to the holders of any outstanding shares of preferred stock. Subject to the rights of the holders of preferred stock, if any, upon liquidation dissolution or winding up of our affairs, the holders of shares of our common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of all shares of our common stock. The shares of our common stock currently outstanding are validly issued, fully paid and nonassessable.

Preferred Stock

   Our Articles of Incorporation authorize our board of directors to issue up to 20,000,000 shares of preferred stock, $0.01 par value per share. We may issue the preferred stock in one or more classes or series. Each class or series will have the voting rights, designations, preferences and relative rights as fixed by resolution of our board of directors, without the consent of our shareholders. Our preferred stock may rank senior to our common stock as to dividend rights, liquidation preferences, or both. Our preferred stock may also have extraordinary or limited voting rights.

Series "M" Convertible Preferred Stock and Attached Warrants

   We have 990,625 shares of Series "M" convertible preferred stock outstanding. Holders of our Series "M" preferred have the right to convert their shares into shares of our common stock on a one-for-one basis at any time. The Series "M" preferred automatically converts to shares of our common stock on December 31, 2002. The holders of Series "M" preferred are entitled to receive quarterly dividend distributions equal to 3.96% of the gross revenues generated from the sales of our Series 950 unit until January 1, 2003. The dividends are paid on or before the sixtieth day of each calendar quarter based upon the gross revenues from our Series 950 air purification units from the previous quarter. The holders of Series "M" preferred were also issued related warrants to purchase 993,750 shares of our Common Stock at an exercise price of $2.00 per share. The warrants expired on May 31, 2000. As of January 1, 2000, we terminated our offering of Series "M" preferred and do not intend to offer any additional shares in the future. As of March 31, 2001, no dividends have been paid to the holders of Series "M" preferred.

Airsopure 999 Limited Partnership Interests

   We have $405,000 of limited partnership interests outstanding in Airsopure 999, L.P. ("Airsopure LP"). Airsopure, Inc., our wholly-owned subsidiary ("Airsopure"), is the sole general partner of Airsopure LP. Under the limited partnership agreement, the limited partners are entitled to receive 1.62% of the gross revenues generated from sales of our Model S-999 automobile air purification system with the remaining gross revenues paid to Airsopure. The limited partners are entitled to receive distributions until December 31, 2003, at which time 100% of gross revenues are paid to Airsopure. In addition, Airsopure has guaranteed the limited partners a 150% return on their investment by December 31, 2003. The guarantee, if payable, may be in the form of shares of our common stock.

12% Convertible Debentures Due 2005 and Attached Warrants

   In January 2000, our board of directors authorized the issuance of up to $5,000,000 of our 12% Convertible Debentures Due 2004 pursuant to a private placement memorandum. Effective as of June 2000 , we terminated the offering of these 12% debentures. At any time after one year from the date of issuance, holders of our 12% debentures are entitled to convert our 12% debentures on a dollar for dollar basis into shares of our Common Stock. Semi-annual interest payments are due and payable on our 12% debentures commencing September 1, 2000. Each 12% debenture in the principal amount of $25,000 includes a warrant to purchase shares of our common stock at an exercise price of $2.00 per share. The warrants expire two years from the date of issuance.

   At our option, our 12% debentures may be converted on a dollar for dollar basis or paid in cash at face value on the maturity date. Prior to maturity, we may with the consent of the holder of our 12% debenture, redeem our 12% debentures in cash at the following redemption prices together with accrued interest to the date of redemption:

       If Redeemed on or after September 1
          of the following years:                          % of Principal Amount
       -----------------------------------                 ---------------------
       2000...............................................          110%
       2001...............................................          108%
       2002...............................................          106%
       2003...............................................          104%
       2004...............................................          102%

   As of February 28, 2001, we had $300,000 in principal amount of our 12% debentures outstanding.

6% Convertible Debentures Due 2002 and Attached Warrants

   On February 22, 2000, we sold $2,500,000 in principal amount of our 6% Convertible Debentures Due 2002 to PK Investors LLC. Our 6% debentures have a maturity date of February 22, 2002 at which time the principal amount and all accrued interest is due and payable. No interest payments are due prior to maturity of the 6% debentures. We may, at our option, pay the accrued interest at maturity by issuing shares of our common stock to the debenture holder at a price equal to the conversion price of our common stock as described below. Our 6% debentures are convertible at any time at the option of the holder into shares of our common stock. As of April 30, 2001, we had $2,000,000 in principal amount of 6% debentures issued and outstanding. The conversion price of our common stock used in calculating the number of shares issuable upon conversion, or in payment of interest, is the lesser of:

  . 110% of the average closing bid price of our common stock for the five trading days prior to the date of initial payment; and

  . the product obtained by multiplying 0.80 by the average of the three lowest closing bid prices of our common stock during the thirty trading days prior to the date we receive a conversion notice from a debenture holder.

   In the event we have a "change of control", the holders of the 6% debentures may require us to redeem the 6% debentures at a redemption price equal to 125% of the aggregate outstanding principal and accrued interest on the 6% debentures. A "change of control" includes:

  . acquisition by an entity or group of more than 50% of our voting stock;

  . merger or consolidation;

  . a change in a majority of our existing board of directors; or

  . a sale of substantially all of our assets.

   The holders of our 6% debentures also have attached warrants to purchase 250,000 shares of our common stock at an exercise price of $2.6124 per share. The warrants expire on February 22, 2005. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if we issue any rights, options or warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTC Bulletin Board. Also, if at any time, we declare a distribution or dividend to the holders of our common stock in the form of cash, indebtedness, warrants, rights or other securities, the holders of the warrants are entitled to receive the distribution or dividend as if the holder had exercised the warrant.

   Our 6% debenture holders consented to the sale of our 12% debentures. The 6% debenture holders also agreed that neither they nor their affiliates would for a period beginning March 29, 2001 and ending 8 months from the date the registration statement relating to the securities offered by this prospectus is declared effective by the SEC

  . offer to sell, contract to sell, pledge, grant any rights or otherwise dispose of any shares of our common stock held by the 6% debenture holders without the prior consent of the 12% debenture holders; or

  . engage in any hedging transactions which are designed or reasonably expected to lead to or result in a disposition of the shares of our common stock held by the 6% debenture holders.

   The 6% debenture holders may however

  . convert the 6% debentures into a maximum of 200,000 shares of our common stock per month on a non-cumulative basis; and

  . sell up to 100,000 shares per month of common stock converted after March
    29, 2001 or 200,000 shares if the selling price is at least $0.75 per share, with any unsold converted shares held in escrow by our legal counsel

12% Convertible Debentures Due 2003 and Attached Warrants

   On March 29, 2001, we sold $800,000 in principal amount of our 12% Convertible Debentures Due 2003. Our 12% debentures have a maturity date of March 30, 2003 at which time the principal amount and all accrued interest is due and payable. Interest payments are due and payable quarterly commencing June 1, 2001 or at the option of the debenture holder upon conversion of the 12% debentures into shares of our common stock. If the debenture holder elects, we will pay any accrued interest on conversion by issuing shares of our common stock to the debenture holder at a price equal to the conversion price of our common stock as described below. The 12% debentures are secured by a security agreement under which we pledged substantially all of our assets, including our goods, fixtures, equipment, inventory, contract rights, and receivables. As of April 30, 2001, we had $800,000 in principal amount of 12% debentures issued and outstanding.

   The 12% debentures are convertible at any time at the option of the holder into shares of our common stock. The conversion price of our common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the 12% debentures, is the lesser of

  . 50% of the average of the lowest three trading prices of our common stock for the twenty trading days ending one trading day prior to the date we receive a conversion notice from a debenture holder; and

  . a fixed conversion price of $0.25.

   Also, under the terms of the 12% debentures, if we at any time

  . distribute any shares of our common stock in a consolidation, exchange of shares, recapitalization or reorganization, the 12% debenture holders are entitled to participate in the distribution as if the debenture holders had converted the 12% debentures;

  . distribute any of our assets to our stockholders as a dividend, stock repurchase, return of capital, or otherwise, the 12% debenture holders are entitled to participate in the distribution as if the debenture holder had converted the 12% debentures; or

  . issue or sell any shares of our common stock for no consideration or at a price less than $0.25 per share, then the fixed conversion price of $0.25 described above shall be reduced to the price per share we receive on the issuance or sale.

   The holders of our 12% debentures also have attached warrants to purchase 500,000 shares of our common stock at an exercise price equal to the lesser of

  . 90% of the average of the lowest three trading prices of our common stock for the twenty trading days ending one trading day prior to the date of exercise of the warrant; and;

  .  $0.102 per share.

   The warrants expire on March 29, 2004. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if we issue any rights, options or warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTC Bulletin Board. Also, if at any time, we declare a distribution or dividend to the holders of our common stock in the form of cash, indebtedness, warrants, rights or other securities, the holders of the warrants are entitled to receive the distribution or dividend as if the holder had exercised the warrant.

                                 LEGAL MATTERS

   The validity of the issuance of the warrants and common stock offered pursuant to this prospectus is being passed upon for us by John G. Rebensdorf, P.C.

                                    EXPERTS

   Our consolidated financial statements for the year ended May 31, 2000 included in this prospectus and in the registration statement were audited by Turner, Stone & Company LLP, independent certified public accountants, as set forth in their report appearing elsewhere in this prospectus and in the registration statement. Our consolidated financial statements for the nine months ended February 28, 2001 were also reviewed by Turner, Stone & Company as set forth in their report appearing elsewhere in this prospectus and in the registration statement. Our consolidated financial statements are included in this prospectus in reliance upon such reports given upon the authority of Turner, Stone & Company as experts in auditing and accounting.

                      WHERE TO FIND ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement on Form SB-2 in connection with the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information you may read and copy documents at the public reference room of the SEC at 450 5th Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the Internet at the SEC EDGAR Archive, the address of which is http://www.sec.gov.

                    INDEX TO COMBINED FINANCIAL INFORMATION

                       AIRTECH INTERNATIONAL GROUP, INC.

Item                                                                       Page
----                                                                       ----
Report of Independent Certified Public Accountants.......................   F-2
Consolidated Balance Sheets as of May 31, 2000 and 1999..................   F-3
Consolidated Statements of Operations for the Years Ended May 31, 2000
 and 1999................................................................   F-5
Consolidated Statements of Stockholders' Equity for the Years Ended May
 31, 2000 and 1999.......................................................   F-6
Consolidated Statements of Cash Flows for the Years Ended May 31, 2000
 and 1999................................................................   F-7
Notes to Financial Statements for May 31, 2000 and 1999..................   F-8
Report of Independent Certified Public Accountants.......................  F-18
Consolidated Balance Sheets as of February 28, 2001 and 2000.............  F-19
Consolidated Statements of Operations for the Nine Months Ended February
 28, 2001 and 2000.......................................................  F-21
Consolidated Statements of Operations for the Three Months Ended February
 28, 2001 and 2000.......................................................  F-22
Consolidated Statements of Cash Flows for the Nine Months Ended February
 28, 2001 and 2000.......................................................  F-23
Notes to Financial Statements for February 28, 2001 and 2000.............  F-24

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Stockholders
Airtech International Group, Inc.
Dallas, Texas

   We have audited the accompanying consolidated balance sheets of Airtech International Group, Inc. and subsidiaries as of May 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Airtech International Group, Inc. and subsidiaries as of May 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Turner, Stone & Company, LLP

Certified Public Accountants
August 31, 2000

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             MAY 31, 2000 AND 1999

                                                             2000       1999
                                                          ---------- ----------
                         ASSETS
Current Assets
  Cash................................................... $1,487,646 $   61,808
  Trade and licensing fees receivables, net of allowance
   for doubtful accounts of $20,000 and $0,
   respectively..........................................    269,971    173,951
  Notes receivable, current portion......................    437,250    143,750
  Inventory..............................................    538,952    242,665
  Prepaid expenses.......................................     38,212        --
                                                          ---------- ----------
    Total current assets.................................  2,772,031    622,174
Property and Equipment--net of accumulated depreciation
 of $166,589 and $119,634, respectively..................    156,288     89,569
Notes Receivable--net of current portion, net of
 allowance for doubtful accounts of $0 and $0,
 respectively............................................  1,175,000    431,250
Other Assets
  Goodwill, net of accumulated amortization of $35,810
   and $71,621, respectively.............................    107,432    143,243
  Intellectual properties, net of accumulated
   amortization of $146,800 and $38,060, respectively....    940,597  1,049,337
  Prepaid royalties and other assets, net of accumulated
   amortization of $104,167 and $0, respectively.........    412,381    514,208
                                                          ---------- ----------
    Total other assets...................................  1,460,410  1,706,788
                                                          ---------- ----------
                                                          $5,563,729 $2,849,781
                                                          ========== ==========


    The accompanying notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             MAY 31, 2000 AND 1999

                                                         2000         1999
                                                      -----------  -----------
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable, trade............................ $   260,102  $   510,193
  Accrued payroll, other wages and related burden....     407,134      301,769
  Other accrued expenses.............................     415,076      372,534
  Advances payable to officers.......................     210,338      216,488
  Notes payable......................................     277,185      277,185
                                                      -----------  -----------
    Total current liabilities........................   1,569,835    1,678,169
Long-Term Liabilities
  Deferred revenue...................................     340,000      400,000
  Product marketing obligation.......................     430,000      405,000
  Convertible debentures.............................   2,850,000          --
                                                      -----------  -----------
    Total long-term liabilities......................   3,620,000      805,000
    Total liabilities................................   5,189,835    2,483,169
Commitments and Contingencies........................         --           --
Stockholders' equity
  Preferred stock--5,000,000 shares authorized, $.005
   par value
  Series A cumulative, convertible preferred, no
   shares issued and outstanding liquidation
   preference of $1 per share........................         --           --
  Series M cumulative, convertible preferred,
   1,143,750 and 1,143,750 shares issued and
   outstanding, respectively; liquidation preference
   of $1 per share, aggregating $    and $
   respectively......................................       1,144        1,144
  Common stock--$.05 par value, 50,000,000 shares
   authorized, 20,939,216 and 13,207,532 shares
   issued and outstanding, respectively..............   1,046,961      660,376
  Additional paid-in capital.........................   7,609,256    5,546,965
  Retained deficit...................................  (8,283,467)  (5,841,873)
                                                      -----------  -----------
    Total stockholders' equity.......................     373,894      366,612
                                                      -----------  -----------
                                                      $ 5,563,729  $ 2,849,781
                                                      ===========  ===========

    The accompanying notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       YEARS ENDED MAY 31, 2000 AND 1999

                                                         2000         1999
                                                      -----------  -----------
Revenues
  Product sales...................................... $   543,615  $   800,439
  Franchisee fees....................................   1,072,500      229,000
  Other revenues.....................................      11,361        1,030
                                                      -----------  -----------
    Total revenues...................................   1,627,476    1,030,469
Costs and Expenses
  Salaries, wages and other compensation.............     987,763    1,317,076
  Deferred officer wages.............................         --       791,667
  Cost of sales......................................     519,603      664,356
  Advertising........................................     107,216       42,082
  Depreciation.......................................      46,955       38,564
  Amortization.......................................     248,718       91,370
  Loss on impairment of goodwill.....................         --       582,750
  Other general & administrative expenses............   2,050,200    1,678,775
                                                      -----------  -----------
    Total costs and expenses.........................   3,960,455    5,206,640
                                                      -----------  -----------
Loss From Operations.................................  (2,332,979)  (4,176,171)
Interest expense.....................................    (108,615)    (135,288)
                                                      -----------  -----------
Loss Before Income Taxes.............................  (2,441,594)  (4,311,459)
Income tax benefit...................................         --           --
                                                      -----------  -----------
Net Loss............................................. $(2,441,594) $(4,311,459)
                                                      ===========  ===========
Loss Per Common Share--Basic......................... $     (0.14) $     (0.50)
                                                      ===========  ===========
Loss Per Common Share--Diluted....................... $     (0.14) $     (0.50)
                                                      ===========  ===========


    The accompanying notes are an integral part of the financial statements.

              AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       YEARS ENDED MAY 31, 2000 AND 1999

                                                                      Pref.
                              Common Stock         Pref. Series M   Series A
                          ----------------------  ---------------- -----------  Paid-in    Retained
      Description           Shares        $        Shares     $    Shares  $    Capital    Earnings       Total
      -----------         ----------  ----------  --------- ------ ------ ---- ---------- -----------  -----------
BALANCE AT 5/31/98......  10,059,923  $  502,996  1,029,750 $1,030  --    $--  $4,049,736 $(1,530,414) $ 3,023,348
Issuance of Series M
preferred stock, net of
offering costs..........                            114,000    114                 98,890                   99,004
Cancel shares in July...    (680,000)    (34,000)       --     --   --     --      34,000         --           --
Issuance of common stock
according to S-8
registration............     670,025      33,500        --     --   --     --     361,427         --       394,927
Issuance of common stock
for cash................     828,000      41,400                                  234,600                  276,000
Issuance of common stock
on exercise of
warrants................      46,250       2,313                                   20,812                   23,125
Issuance of common stock
for deferred wages to
officers................   1,583,334      79,167                                  712,500                  791,667
Issuance of common stock
in May..................     700,000      35,000                                   35,000                   70,000
Net loss during the
year....................         --          --         --     --   --     --         --   (4,311,459)  (4,311,459)
                          ----------  ----------  --------- ------  ---   ---- ---------- -----------  -----------
BALANCE AT 5/31/99......  13,207,532     660,376  1,143,750  1,144    0      0  5,546,965  (5,841,873)     366,612
Issuance of common stock
for cash................   4,196,850     209,842                                  780,494                  990,336
Issuance of common stock
in exchange for
services................   1,796,879      89,843                                  526,563                  616,406
Issuance of common stock
on exercise of
warrants................     337,500      16,876                                   67,544                   84,420
Issuance of common stock
to vendors for payment
of trade payables.......   1,400,455      70,024                                  687,690                  757,714
Net loss during the
year....................                                                                   (2,441,594)  (2,441,594)
                          ----------  ----------  --------- ------  ---   ---- ---------- -----------  -----------
BALANCE AT 5/31/00......  20,939,216  $1,046,961  1,143,750 $1,144    0   $--  $7,609,256 $(8,283,467) $   373,894
                          ==========  ==========  ========= ======  ===   ==== ========== ===========  ===========

   The accompanying notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       YEARS ENDED MAY 31, 2000 AND 1999

                                                         2000         1999
                                                      -----------  -----------
Cash Flows from Operating Activities
 Net loss............................................ $(2,441,594) $(4,311,459)
 Adjustments to reconcile net income to cash
  Depreciation and amortization......................     295,673      129,934
  Impairment of goodwill.............................         --       582,750
  Net (gain) loss on disposition of assets...........         --       (51,672)
  Stock payments to employees and consultants........     616,406    1,129,593
  Allowances and write offs..........................      20,000      411,000
 Changes in operating assets and liabilities
  Accounts receivable................................    (116,020)     (21,814)
  Inventory..........................................    (296,287)      41,667
  Prepaid expenses and other assets..................     (40,552)      67,214
  Notes receivable...................................  (1,037,250)         --
  Accounts payable...................................     507,623      373,238
  Accrued expenses...................................     141,757      716,163
  Deferred revenue...................................     (60,000)         --
                                                      -----------  -----------
   Net cash used in operating activities.............  (2,410,244)    (933,386)
Cash Flows from Investing Activities
 Acquisition of property and equipment...............    (113,674)         --
 Disposals of fixed assets...........................         --        66,058
 Expenditures for other assets.......................         --       (89,837)
                                                      -----------  -----------
   Net cash used in investing activities.............    (113,674)     (23,779)
Cash Flows from Financing Activities
 Proceeds from issuance of preferred stock, net of
  offering costs.....................................         --        99,004
 Proceeds from issuance of common stock..............   1,074,756      369,125
 Reciepts from product marketing obligation..........      25,000      405,000
 Proceeds from convertible debentures................   2,850,000          --
                                                      -----------  -----------
   Net cash provided by financing activities.........   3,949,756      873,129
Increase (decrease) in cash..........................   1,425,838      (84,036)
Cash, beginning of period............................      61,808      145,844
                                                      -----------  -----------
Cash, end of period.................................. $ 1,487,646  $    61,808
                                                      ===========  ===========
Supplemental Cash Flows Disclosures
 Interest paid....................................... $    30,000  $     8,319
 Income taxes paid................................... $       --   $       --
 Non-cash investing and financing activities:
   Common stock issued in settlement of accounts
    payable.......................................... $   757,714  $       --
   Common stock issued in exchange for services...... $   616,406  $ 1,129,593

    The accompanying notes are an integral part of the financial statements.

              AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and business

   Airtech International Group, Inc. (the Company), (formerly Interactive Technologies Corporation, Inc.), was incorporated in the state of Wyoming on August 8, 1991. The Company manufactures and sells a full line of air purification products. The Company primarily markets, sells and distributes its products through a network of franchisees.

   On May 31, 1998, the Company acquired all of the outstanding common stock shares of Airtech International Corporation (AIC), which through its subsidiaries manufacture and sell various air filtration and purification products. The total purchase price of $22,937,760 was funded through the issuance of 2,100,000 of its common stock shares valued at $.625 per share, the issuance of 11,858,016 of its Series A convertible preferred stock shares valued at $.625 per share (Note 2) and the issuance of $9,000,000 of convertible debentures (Note 5). However, because these convertible securities were converted into common stock within two months following the acquisition, the Company effectively issued common stock for the outstanding common stock of AIC and the stockholders of AIC obtained control of the combined company. As a result, AIC became the acquirer for financial reporting purposes.

   Therefore, the transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price of the net assets acquired has been allocated among the net assets based on their relative fair values with $179,053 of the purchase price allocated to goodwill. The acquired goodwill is being amortized using the straight-line method over 5 years.

   Results of operations of Interactive Technologies Corporation are included in the accompanying consolidated statements of operations beginning June 1, 1998.

 Principles of consolidation

   The accompanying consolidated financial statements include the general accounts of the Company and its subsidiaries, AIC, Airsopure, Inc., Airsopure International Group, Inc. and McCleskey Sales and Service, Inc., each of which have fiscal year ends of May 31. All material intercompany accounts, balances and transactions have been eliminated in the consolidation.

 Impairment of long-lived assets

   The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and long-lived assets and certain identifiable intangibles to be disposed of. The Company periodically evaluates, using independent appraisals and projected undiscounted cash flows, the carrying value of its long-lived assets and certain identifiable intangibles to be held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, long-lived assets and identifiable intangibles to be disposed of are reported at the lower of carrying value or fair value less cost to sell.

 Amortization

   Intellectual property is allocated to the Company's air filtration products based on expected sales as a percent of total sales by product. The Company records amortization using the straight-line method over

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

10 years beginning when the product is initially inventoried for sale. For the years ended May 31, 2000 and 1999, amortization expense totaled $ 108,740 and $ 38,060, respectively.

   Goodwill recorded in the acquisition of AIC, is being amortized using the straight-line method over 5 years. For the years ended May 31, 2000 and 1999, amortization expense totaled $35,811 and $35,810, respectively.

   Goodwill relating to the Company's purchase of its McClesky Sales and Services subsidiary in 1995 was being amortized over 40 years. In May 1999, this operating segment was discontinued (Note 10) and the remaining unamortized carrying value was charged to expense.

   A prepaid royalty fee, paid pursuant to a December 1995 agreement and related to the Company's portable medicare unit, is being amortized using the straight-line method over 24 months beginning in January 2000. For the years ended May 31, 2000 and 1999, amortization expense totaled $104,167 and $0, respectively.

 Inventories

   Inventories are carried at the lower of cost or net realizable value (market) and include component parts used in the assembly of the Company's line of air purification units and filters and finished goods comprised of completed products. The costs of inventories are based upon specific identification of direct costs and allocable costs of direct labor, packaging and other indirect costs.

   At May 31, 2000 and 1999, inventories consisted of the following:

                                                                 2000     1999
                                                               -------- --------
   Finished goods............................................. $356,916 $200,506
   Component parts............................................  182,036   42,159
                                                               -------- --------
                                                               $538,952 $242,665
                                                               ======== ========

 Property and equipment

   Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is currently being provided by straight line and accelerated methods for financial and tax reporting purposes, respectively, over estimated useful lives of five years.

 Intellectual properties

   Costs incurred by the Company in developing its products consisting primarily of design, testing and completion of working prototypes, which are not considered patentable, are capitalized and will be amortized over the estimated useful life of the related patents once a unit has been placed in production.

 Product marketing obligation

   Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 68, the Company has recorded funds raised in an arrangement to develop, produce and market its Model S-999 as a product marketing obligation (Note 7).

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 Revenue recognition

   Revenues from the Company's operations are recognized at the time products are shipped or services are provided. Revenues from franchise sales are recognized at the time all material services relating to the sale of a franchise have been performed by the Company and, in some instances, when the related notes receivable have been collected. Revenues based on the collection of franchise notes receivable are deferred until the time of collection.

 Advertising

   Advertising dollars are invested in trade journals, trade shows, travel and franchise networking. All amounts are expensed as incurred.

 Management estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash flow

   For purposes of the statement of cash flows, cash includes demand deposits, time deposits and short term cash equivalent investments with maturities of less than three months. None of the Company's cash is restricted.

 Earnings per share

   Basic and diluted loss per share are based upon 17,368,684 and 10,583,635, respectively, weighted average shares of common stock outstanding. No effect has been given to the assumed conversion of convertible preferred stock and convertible debentures and the assumed exercise of stock options and warrants as the effect would be antidilutive.

 Stock split

   On October 5, 1998, the shareholders authorized a one for five reverse split of the Company's common stock. The reverse split was made effective November 9, 1998. Shareholders equity has been restated to give retroactive recognition to the stock split for all periods presented, such that all references in the financial statements to number of shares, per share amounts, par values and stock option data for common shares have been restated. The shareholders also approved an increase in the Company's authorized common shares to 50,000,000.

2. PREFERRED STOCK

 Convertible preferred stock--Series A

   In connection with the Company's acquisition of AIC (Note 1), the Company established this equity class and authorized 15,000,000 shares. The shares have a par value of $1.00, do not pay dividends and are convertible at the Company's option at any time within 24 months after issuance for one share of the Company's common stock for each five shares of preferred stock.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

   Effective July 31, 1998, the Company's Board of Directors voted to convert the Series A Preferred Stock to Common Stock on the basis of one share of Preferred to one share of Common, as per the merger agreement. To effect the conversion of 11,858,016 of Series A preferred, the Company issued 2,371,603 shares of common stock. As described in Note 1, relating to the reverse merger accounting recognition, the conversion of the preferred stock shares has been recorded in the accompanying consolidated financial statements as occurring on May 31, 1998, the date of the AIC acquisition and, therefore, are not shown as outstanding at May 31, 1998 in the accompanying consolidated statements of stockholders' equity.

 Convertible preferred stock--Series M

   During the year ended May 31, 1998, the Company authorized 5,000,000 shares and established this equity class to raise production funds for the Company's Model S-950, Medicare air filtration unit. The Series M preferred shareholders participate by receiving up to 20%, if totally subscribed, of the collected gross proceeds from the Company's sales of its Model S-950 over a two year period. Through May 31, 1999, 1,143,750 of these shares were issued for $1.00 cash, net of $203,379 of offering costs. The shares have a par value of $.001, do not pay dividends and are convertible at the holder's option at any time within 36 months after issuance for one share of the Company's common stock. In addition, attached to each share is one warrant to purchase one share of common stock at a price of $0.25 per share exercisable within two years after issuance. As of May 31, 1999, the Company had not sold any S-950 units thus has made no payments under the participation plan. As of May 31, 2000, the Company had sold 78 of these units and owes $5,364 under the participation plan.

3. NOTES RECEIVABLE

   Notes receivable relate to AIC sales of geographic franchise licenses (Note
1), bear interest at 6% to 12%, are payable in terms ranging from 12 to 48 months and are secured by the area franchises. Credit is extended on evaluation of the payee's financial condition and general credit information. Prior to May 31, 2000, the Company did not strictly enforce collection while it completed development of its product line of air purification products.

   At May 31, 2000 and 1999, notes receivable are comprised of the following:

                                                             2000       1999
                                                          ----------  ---------
   Domestic franchise licenses........................... $  157,250  $ 300,000
   International franchise licenses......................  1,455,000    275,000
                                                          ----------  ---------
                                                           1,612,250    575,000
   Less current portion..................................   (437,250)  (143,750)
                                                          ----------  ---------
                                                          $1,175,000  $ 431,250
                                                          ==========  =========

4. NOTES PAYABLE

   The Company's notes payable consist of loans from various corporations and individuals provided for working capital purposes. The notes, which contain no significant restrictions, bear interest at rates of 10.0% to 18.0%, are due through May 1999 and are unsecured. At May 31, 2000 and 1999, all of these notes, totaling $277,185, were in default.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

5. CONVERTIBLE DEBENTURES

 AIC acquisition debentures

   In connection with the Company's acquisition of AIC (Note 1), the Company also issued $9,000,000 of convertible debentures secured by the AIC shares acquired. The debentures bear interest at 10%, are payable annually on May 31 of each year, are due on May 31, 2000 and are convertible at the Company's option at any time within the two years into shares of the Company's common stock at a conversion price of $.70. As of July 31, 1998, the Company's Board of Directors voted to convert the debentures and $150,000 of related accrued interest into common stock. The Company issued 2,614,286 common shares on conversion. As described in Note 1, relating to the reverse merger accounting recognition, the conversion of the convertible debentures has been recorded in the accompanying consolidated financial statements as occurring on May 31, 1998, the date of the AIC acquisition and, therefore, are not shown as outstanding at May 31, 1998 but included in additional paid in capital in the accompanying consolidated statements of stockholders' equity.

 Convertible debentures (12%)

   During the year ended May 31, 2000, the Company issued $350,000 of convertible debentures maturing on September 1, 2004. Interest is payable at 12% semi-annually beginning September 1, 2000. The debentures are convertible at the holder's option any time beginning one year after issuance at a conversion price of $1.00 per share. The Company, with the consent of the holder, may redeem the debentures at a price ranging from 110% of the principal amount if redeemed prior to September 1, 2001 to 100% of the principal amount at maturity of the principal amount of the debentures.

   The debentures include warrants to purchase 350,000 common stock shares at a price of $2.00 per share. The warrants expire two years from the date of issuance.

 Convertible debentures (6%)

   During the year ended May 31, 2000, the Company issued $2,500,000 of convertible debentures maturing on February 22, 2002. Interest accrues at 6% and is payable in full at maturity. The debentures are convertible at the holder's option at any time at a conversion price equal to the lesser of (a) 110% of the average closing bid price of the Company's common stock for the five trading days prior to the date of initial payment or (b) 80% of the average of the three lowest closing bid prices of the Company's common stock during the 30 trading days prior to the date a conversion notice is received from a holder. In the event of a change in control of the Company, the holders' can require redemption of the debentures at a price equal to 125% of the aggregate outstanding principal and accrued interest.

   The debentures include warrants to purchase 250,000 common stock shares at a price of $2.61 per share. The warrants expire on February 22, 2005.

   Additionally, the holders of these debentures have an option to acquire an additional $2,500,000 of debentures under the same terms, which include additional warrants to purchase 250,000 common stock shares at a price of $2.61 per share. This option expires December 22, 2000.

6. LITIGATION

   The Company is defendant, and it has filed counter claims, in a lawsuit filed by the lessor of office space facilities in New Jersey. The Company never occupied the space due to the lessor's failures to finish out the space to the Company's specifications. The lessor seeks to recover remaining lease payments due under the

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES lease of $606,913 and the Company seeks to recover damages under a capital lease obligation for equipment located in the New Jersey facilities and contractually precluded from being removed from the facilities. Although the Company anticipates a favorable settlement of this lawsuit the outcome of it is uncertain. As of May 31, 2000 and 1999, a reserve totaling $200,000 has been established in anticipation of settling this obligation.

   The Company is also defendant in a lawsuit filed by a corporation claiming damages of up to $1 million for breach of a stock purchase agreement, which was never consummated. Management believes its defenses are strong and plans on vigorously defending this lawsuit. Although the Company anticipates a favorable settlement of this lawsuit the outcome of it is uncertain. The Company has not accrued a loss for this contingency in the accompanying consolidated financial statements.

7. COMMITMENTS AND CONTINGENCIES

 Operating leases

   The Company is currently obligated under noncancellable operating leases for its Dallas office and warehouse facilities, which expire through December 2003. The leases also provide for payment of the Company's share of operating costs and contain renewal options at prevailing market rates.

   Minimum future rental payments required under the above operating lease is as follows.

   Year ending May 31,
   -------------------
   2001................................................................ $106,275
   2002................................................................   73,566
   2003................................................................   16,080
   2004................................................................    9,380
                                                                        --------
                                                                        $205,301
                                                                        ========

   During the years ended May 31, 2000 and 1999, rent expense totaled $102,660 and $80,670, respectively.

 Employment agreements

   The Company is currently obligated under employment agreements with its Chief Executive Officer and its President for annual compensation of $250,000 apiece and discretionary bonuses to be determined by the Company's board of directors. The agreements expire in May 2008. Compensation under such agreements was deferred during the period from June 1, 1997 through December 31, 1998. At January 31, 1999, the Board of Directors authorized payment of the deferred amount by issuing restricted common stock at $0.50 per share, issuing a combined total of 1,583,334 shares. Starting in January 1999, these two executives began receiving cash compensation at the rate of $125,000 apiece with the remainder of the contracted amounts being accrued in the accompanying consolidated financial statements.

   During the year ended May 31, 1999, the Company received a claim from a stockholder and former officer and director in the amount of $250,000 related to past employment services. However, during the year ended May 31, 2000, this claim was settled with the Company issuing 100,000 common stock shares to this stockholder at a fair value of $42,579.

   The Company's current compensation benefits do not provide any other post-retirement or post-employment benefits.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 Airsopure 999 Limited Partnership

   In January 1999, the Company formed a limited partnership, Airsopure 999 Limited Partnership (LP), to fund production of the Company's new automobile, trunk mounted air filtration unit, the Model S-999. Airsopure, Inc., a subsidiary of the Company, became the general partner, and the limited partnership was authorized to sell up to $5 million of partnership interests. The limited partners are entitled up to a maximum of 20% of the gross sales from the S-999 over a three year period. Additionally, the Company guaranteed the limited partners a return of at most 150% of their investment at the end of the three year term by authorizing conversion of their limited partnership interests into shares of the Company's common stock. During the years ended May 31, 2000 and 1999, the LP raised $25,000 and $405,000, respectively, which amount is recorded as product marketing obligation.

8. INCOME TAXES

   The Company used the accrual method of accounting for tax and financial reporting purposes. At May 31, 2000 and 1999, the Company had net operating loss carry forwards for financial and tax reporting purposes of approximately $18,500,000 and $16,100,000, respectively. These carry forwards expire through the year 2012, and are further subject to the provisions of Internal Revenue Code Section 382.

   Pursuant to Statement of Financial Accounting Standards No. 109, the Company has recognized a $5,510,440 deferred tax asset attributable to the net operating loss carryover, which has been fully offset by a valuation allowances in the same amount, as follows:

                                                             2000       1999
                                                          ---------- ----------
   Beginning balance..................................... $4,680,290 $2,804,055
   Increase during period................................    830,150  1,876,235
                                                          ---------- ----------
   Ending balance........................................ $5,510,440 $4,680,290
                                                          ========== ==========

   A reconciliation of income tax expense at the statutory federal rate to income tax expense at the Company's effective tax rate for the years ended May 31, 2000 and 1999 is as follows:

                                                        2000        1999
                                                      ---------  -----------
   Tax (expense) benefit computed at statutory
    federal rate..................................... $ 830,150  $ 1,465,896
   NOL carryover.....................................  (830,150)  (1,465,896)
                                                      ---------  -----------
   Income tax benefit................................ $     --   $       --
                                                      =========  ===========

9. FINANCIAL INSTRUMENTS

   The Company's financial instruments, which potentially subject the Company to credit risks and none of which are held for trading purposes, consist of its cash, accounts and notes receivable, notes payable and convertible debentures.

 Cash

   The Company maintains its cash in bank deposit and other cash equivalent investment accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts, and does not believe it is subject to any credit risks involving its cash.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 Accounts and notes receivable, trade

   The Company accounts and notes receivable (Note 3) are unsecured and represent sales not collected at the end of the year. Management believes these accounts and notes receivable are fairly stated at estimated net realizable amounts.

 Notes payable and convertible debentures

   Management believes the carrying value of these notes (Note 4) and convertible debentures (Note 5) represent the fair value of these financial instruments because their terms are similar to those in the lending market for comparable loans with comparable risks.

10. DISCONTINUED OPERATING SEGMENT

   In May 1999, the Company discontinued its McCleskey Sales and Services (MSS) operations which were being conducted through its wholly owned subsidiary by the same name. The net assets of this operating segment, consisting primarily of unamortized goodwill relating to the Company's purchase of MSS in 1995 (Note
1), approximated $583,000 and was charged against continuing operations.

11. STOCK OPTIONS AND WARRANTS

   During the years ended May 31, 2000 and 1999, the Company issued various stock options and warrants to employees and others and uses the intrinsic value method of accounting for these stock options. Compensation cost for options granted has not been recognized in the accompanying financial statements because the amounts are not material. The options and warrants expire between September 2000 and February 2003 and are exercisable at prices from $0.20 to $10.00 per option or warrant. Exercise prices were set at or above the underlying common stock's fair market value on the date of grant.

   The following is a schedule of the activity relating to the Company's stock options and warrants. Other than the 432,850 and 205,900 warrant identified below as granted during the year ended May 31, 2000 and 1999, respectively (Note 4), all other amounts relate to stock options the Company has issued.

                                                  2000              1999
                                            ----------------- -----------------
                                                       Wgt.              Wgt.
                                                       Ave.              Ave.
                                             Shares  Exercise  Shares  Exercise
                                            (x1,000)  Price   (x1,000)  Price
                                            -------- -------- -------- --------
   Options and warrants outstanding at
    beginning of year.....................   1,341    $2.06      480    $ 3.93
   Granted................................   1,698    $0.86      917    $ 0.61
   Exercised..............................    (437)   $0.85      (46)   $ 2.00
   Expired................................    (591)   $0.77      (10)   $10.00
                                             -----    -----    -----    ------
   Options and warrants outstanding at end
    of year...............................   2,011    $1.49    1,341    $ 2.06
                                             =====    =====    =====    ======
   Options and warrants exerciseable at
    end of year...........................   2,011    $1.49    1,101    $ 2.06
                                             =====    =====    =====    ======
   Weighted average fair value of options
    and warrants granted during the year..            $0.27             $ 0.60

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

   The following table summarizes information about the Company's stock options and warrants outstanding at May 31, 2000, all of which are exercisable.

     Range of           Number               Weighted Ave.
     Exercise         Outstanding              Remaining               Weighted Average
      Prices           (x1,000)             Contractual Life            Exercise Price
     --------         -----------           ----------------           ----------------
    $.15--$.60           1098                  0.9 years                    $  .34
   $2.00--$2.61           660                  1.1 years                    $ 2.28
   $3.75--$5.00           240                  2.0 years                    $ 4.17
      $10.00               13                  1.0 years                    $10.00

   The following pro forma disclosures reflect the Company's net loss and net loss per share amounts assuming the Company accounted for stock options granted using the fair value method pursuant to Statement of Financial Accounting Standards No. 123. The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.6%; no expected dividends; expected lives of 3 to 10 years; and expected volatility of 220.51%.

                                                       Year Ended   Year Ended
                                                         May 31,      May 31,
                                                          2000         1999
                                                       -----------  -----------
   Net loss........................................... $(2,576,594) $(4,364,880)
   Net loss per share................................. $     (0.15) $     (0.41)

   During the years ended May 31, 2000 and 1999, the Company also issued 1,796,879 and 1,583,334 common stock shares, respectively, in exchange for services. These services were recorded at their fair value of $616,406 and $791,667, respectively, and were charged to expense. In addition, during the year ended May 31, 2000, the Company issued 1,400,455 common stock shares to vendors in payment of trade payables, which were recorded at their fair value of $757,714.

12. RELATED PARTIES

   During the years ended May 31, 2000 and 1999, the Company's chief executive officer and president made cash operating advances of $0 and $100,000 and received repayments of $0 and $127,000, respectively. The advances are to be repaid as cash is available or by the issuance of common stock. These advances are unsecured but bear interest at 15% per annum. At May 31, 2000 and 1999, advances payable to these officers totaled $210,338 and $216,488, respectively, and included $51,338 and $57,488, respectively, of accrued interest. During the year ended May 31, 2000, $30,000 of accrued interest was paid to the above individuals.

13. LIQUIDITY ISSUES

   The continued operating losses by the Company and its subsidiaries raise concern about the Company's ability to generate profits from its operations. Management is currently negotiating several large contracts for its air filtration products, which will increase the Company's cash flow and its ability to generate profits. The Company has completed its air purification product line and is expanding its franchise and distributorship network throughout the nation and internationally. In addition, the Company is continuing efforts to raise additional equity capital to provide liquidity until cash can be generated by operations.

14. SEGMENT INFORMATION

   During the years ended May 31, 2000 and 1999, the Company conducted its operations through two reportable operating segments, each of which was conducted through separate subsidiaries. Those reportable operating segments were its manufacture and sale of air purification products and franchises and its commercial and residential heating and air conditioning services, which was terminated in May 1999.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

   The following table reflects certain information about the Company's reportable operating segments for the year ended May 31, 1999. For the year ended May 31, 2000, the accompanying consolidated financial statements reflect operating activities for its remaining reportable operating segment. There are no inter-segment revenue or expense transactions.

                                              Air        HVAC
                                           Products    Services      Total
                                          -----------  ---------  -----------
   Revenues.............................. $   618,442  $ 412,027  $ 1,030,469
   Net operating loss.................... $(4,153,265) $(158,194) $(4,311,459)
   Interest expense...................... $   126,969  $   8,319  $   135,288
   Depreciation and amortization......... $   107,637  $  22,297  $   129,934
   Consulting services, non cash......... $   309,854  $     --   $   309,854
   Expenditures for long-lived assets.... $       --   $     --   $       --
   Total long-lived assets, net of
    accumulated depreciation............. $    89,569  $     --   $    89,569

                        INDEPENDENT ACCOUNTANT'S REPORT

Board of Directors and Stockholders
Airtech International Group, Inc. and subsidiaries
Dallas, Texas

   We have reviewed the accompanying consolidated balance sheet of Airtech International Group, Inc. and subsidiaries as of February 28, 2001 and the related statement of operations, stockholders' equity and cash flows for the three months and nine months then ended. These consolidated financial statements are the responsibility of the Company's management.

   We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statement taken as a whole. Accordingly, we do not express such an opinion.

   Based on our review, we are not aware of any material modifications that should be made to the accompanying February 28, 2001 consolidated financial statements for them to be in conformity with generally accepted accounting principles.

                                          /s/ Turner, Stone & Company, LLP

Certified Public Accountants
April 13, 2001

               Airtech International Group, Inc. and Subsidiaries

                          Consolidated Balance Sheets

                           February 28, 2001 and 2000

                                                             2001       2000
                                                          ---------- ----------
                         ASSETS
CURRENT ASSETS
  Cash................................................... $   53,368 $  559,385
  Marketable Securities..................................          0  2,000,000
  Trade accounts receivables, net of allowance for
   doubtful accounts of $60,000 and $20,000
   respectively..........................................    731,315    225,352
  Notes receivable, current portion......................    437,250     75,000
  Inventory..............................................  1,305,559    317,665
  Prepaid expenses and other assets......................    113,257    204,524
                                                          ---------- ----------
    Total current assets.................................  2,640,749  3,381,926
                                                          ---------- ----------
PROPERTY AND EQUIPMENT--net of accumulated depreciation
 of $198,159 and $149,123 respectively...................    112,740    116,875
NOTES RECEIVABLE--net of current portion, net of
 allowance for Doubtful accounts of $0 and $0,
 respectively............................................  1,078,312    575,000
OTHER ASSETS
  Goodwill, net of $45,810 and $84,763 of accumulated
   amortization, respectively............................     92,432     94,291
  Intellectual properties, net of $167,300 and $58,060 of
   accumulated amortization, respectively................    919,597    968,112
  Other, Prepaid Royalties...............................    294,988    519,688
                                                          ---------- ----------
    Total other assets...................................  1,307,017  1,582,091
                                                          ---------- ----------
                                                          $5,138,818 $5,655,892
                                                          ========== ==========


    The accompanying notes are an integral part of the financial statements.

               Airtech International Group, Inc. and Subsidiaries

                          Consolidated Balance Sheets

                           February 28, 2001 and 2000

                                                         2001         2000
                                                      -----------  -----------
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable--current portion..................... $   277,185  $   277,185
  Accounts payable, trade............................     750,526      608,850
  Note payable--officers.............................     210,338      216,488
  Accrued payroll and payroll taxes..................     507,753      323,692
  Other accrued expenses.............................     608,843      417,511
                                                      -----------  -----------
    Total current liabilities........................   2,354,645    1,843,726
                                                      -----------  -----------
LONG-TERM LIABILITIES
  Deferred revenue...................................     340,000      400,000
  Product Marketing Obligation.......................     430,000      405,000
  Convertible Debentures.............................   2,350,000    2,800,000
                                                      -----------  -----------
    Total long-term liabilities......................   3,120,000    3,605,000
                                                      -----------  -----------
      Total liabilities..............................   5,474,645    5,448,726
COMMITMENTS AND CONTINGENCIES........................         --           --
STOCKHOLDERS' EQUITY
  Series M cumulative, convertible preferred, 990,625
   and 1,143,750 outstanding respectively;
   liquidation preference of $1.00 per share.........         991        1,143
  Common stock--$.05 par value, 50,000,000 shares
   authorized; 27,958,641 and 20,364,417 shares
   issued and outstanding, respectively..............   1,397,932    1,018,220
  Additional paid--in capital........................   8,251,966    6,682,210
                                                      -----------
  Retained deficit...................................  (9,986,716)  (7,494,407)
                                                      -----------  -----------
    Total stockholders' equity                           (335,827)     207,166
                                                      -----------  -----------
                                                      $ 5,138,818  $ 5,655,892
                                                      ===========  ===========


    The accompanying notes are an integral part of the financial statements.

               Airtech International Group, Inc. and Subsidiaries

                     Consolidated Statements of Operations

              For the Nine Months Ended February 28, 2001 and 2000

                                                         2001         2000
                                                      -----------  -----------
REVENUES
  Product sales...................................... $ 1,412,607  $   604,474
  Franchisee fees and other revenues.................      25,000      175,000
                                                      -----------  -----------
    Total revenues...................................   1,437,607      779,474
                                                      -----------  -----------
COSTS AND EXPENSES
  Salaries and wages.................................     787,490      901,729
  Research and Development...........................     283,927      100,000
  Cost of sales......................................     780,235      515,127
  Advertising........................................     241,358      101,197
  Depreciation and amortization......................     233,188      127,421
  Other general & administrative expense.............     639,544      645,073
                                                      -----------  -----------
    Total costs and expenses.........................   2,965,742    2,390,547
                                                      -----------  -----------
LOSS FROM OPERATIONS.................................  (1,528,135)  (1,611,073)
Interest expense.....................................    (175,114)     (41,462)
                                                      -----------  -----------
NET LOSS BEFORE INCOME TAXES.........................  (1,703,249)  (1,652,535)
Income taxes.........................................         --           --
                                                      -----------  -----------
NET LOSS............................................. $(1,703,249) $(1,652,535)
                                                      ===========  ===========
LOSS PER COMMON SHARE--BASIC......................... $     (0.07) $     (0.08)
                                                      ===========  ===========
LOSS PER COMMON SHARE--DILUTED....................... $     (0.07) $     (0.08)
                                                      ===========  ===========



    The accompanying notes are an integral part of the financial statements.

               Airtech International Group, Inc. and Subsidiaries

                     Consolidated Statements of Operations

             For the Three Months Ended February 28, 2001 and 2000

                                                            2001       2000
                                                          ---------  ---------
REVENUES
  Product sales.......................................... $ 418,034  $ 186,136
  Franchisee fees and other revenues.....................    15,000     60,000
                                                          ---------  ---------
    Total revenues.......................................   433,034    246,136
                                                          ---------  ---------
COSTS AND EXPENSES
  Salaries and wages.....................................   285,375    516,591
  Research and Development...............................    52,677     50,000
  Costs of sales.........................................   220,845     99,478
  Advertising............................................    55,963     51,002
  Depreciation and amortization..........................    72,716     54,665
  Other general and administrative expense...............   208,006    318,560
                                                          ---------  ---------
    Total costs and expenses.............................   895,582  1,090,296
                                                          ---------  ---------
LOSS FROM OPERATIONS.....................................  (462,548)  (844,160)
Interest expense.........................................  ( 52,404)    (4,185)
                                                          ---------  ---------
NET LOSS BEFORE INCOME TAXES.............................  (514,952)  (848,345)
Income taxes
NET LOSS................................................. $(514,952) $(848,345)
                                                          =========  =========
LOSS PER COMMON SHARE--BASIC............................. $   (0.02) $   (0.04)
                                                          =========  =========
LOSS PER COMMON SHARE--DILUTED........................... $   (0.02) $   (0.04)
                                                          =========  =========


    The accompanying notes are an integral part of the financial statements.

               Airtech International Group, Inc. and Subsidiaries

                     Consolidated Statements of Cash Flows

              For the Nine Months Ended February 28, 2001 and 2000

                                                          2001         2000
                                                       -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Loss............................................. $(1,703,249) $(1,652,534)
 Adjustments to reconcile net income to cash
  Depreciation and amortization.......................     233,188      127,421
  Stock payments to employees and consultants.........         --       486,189
 Changes in operating assets and liabilities
  Accounts receivable.................................    (461,344)    ( 51,401)
  Inventory...........................................    (766,607)     (75,000)
  Accounts payable....................................     490,424       98,657
  Accrued expenses....................................     294,436       88,823
  Other Receivables...................................     (75,045)    (347,955)
                                                       -----------  -----------
   Net cash used in operating activities..............  (1,988,197)  (1,325,800)
CASH FLOWS FROM INVESTING ACTIVITIES
 Expenditures for other assets........................      60,085      (57,212)
 (Expenditure for) Redemption Marketable Securities...   1,000,000   (2,000,000)
 Repayment of Notes Payable...........................    (500,000)
                                                       -----------  -----------
   Net cash used in investing activities..............     560,685   (2,057,212)
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from issuance of convertible debentures.....                2,800,000
 Proceeds from issuance of common stock...............     993,834    1,080,589
   Net cash provided by financing activities..........     993,834    3,880,589
                                                       -----------  -----------
INCREASE (DECREASE) IN CASH...........................  (1,434,278)     497,577
CASH, BEGINNING OF PERIOD.............................   1,487,646       61,808
                                                       -----------  -----------
CASH, END OF PERIOD................................... $    53,368  $   559,385
                                                       ===========  ===========


    The accompanying notes are an integral part of the financial statements.

               Airtech International Group, Inc. and Subsidiaries

                         Notes to Financial Statements

Summary of Significant Accounting Policies

 Organization

   Airtech International Group, Inc. (the Company), formerly Interactive Technologies Corporation (ITC), was incorporated in the state of Wyoming on August 8, 1991. As of May 31, 1998, in connection with the acquisition discussed below, the Company manufactures and sells a full line of air purification products.

   On May 31, 1998, the Company acquired all of the outstanding common stock shares of Airtech International Corporation (AIC), which through its subsidiaries, manufactures and sells various air filtration and purification products. The total purchase price of $22,937,760 was funded through the issuance of 10,500,000 shares of common stock valued at $.625 per share, the issuance of 11,858,016 shares of Series A convertible preferred stock shares valued at $.625 per share and the issuance of $ 9,000,000 of convertible debentures.

   However, because these convertible securities were converted into common stock within two months following acquisition, the shareholders of AIC obtained control of the company. As a result, AIC became the acquiror for financial reporting purposes.

   The transaction was accounted for using the purchase method of accounting with AIC for accounting and reporting purposes the acquiror. Accordingly, the purchase price of the net assets acquired has been allocated among the net assets based on their relative fair value of zero.

 Principles of consolidation

   The accompanying consolidated financial statements include the general accounts of the Company and its subsidiaries, AIC, Airsopure, Inc., Airsopure International Group, Inc. and McCleskey Sales and Service, Inc. (dormant) each of which has a fiscal year ended May 31, and AIC's investment in Airsopure 999LP, a Texas Limited partnership with a December 31 year end. All material intercompany accounts and balances have been eliminated in the consolidation. Turner, Stone & Company, the Company's independent accountants, has performed limited reviews of the interim financial information included herein. Their report on such reviews accompanies this filing.

 Amortization

   Intellectual property is allocated to the Company's air filtration products based on expected sales as a percent of total sales by product. The Company records amortization beginning when the product is initially inventoried for sale. Amortization is recorded ratably over a ten-year term.

   Goodwill acquired and recorded in the financial acquisition of ITC, is being amortized under the straight line method over 5 years.

   A prepaid royalty fee, paid pursuant to a December 1995 agreement and related to the Company's portable medical unit, is being amortized using the straight-line method over 24 months beginning January 2000.

 Inventories

   Inventories are carried at the lower of cost or net realizable value (market) and include component parts used in the assembly of the Company's line of air purification units, filters and finished goods comprised of completed products. The costs of inventories are based upon specific identification of direct costs and allocable costs of direct labor, packaging and other indirect costs.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 Property and equipment

   Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is currently being provided by straight line and accelerated methods for financial and tax reporting purposes, respectively, over estimated useful lives of five years.

 Product marketing obligation

   Property marketing obligations pursuant to Statement of Financial Accounting Standards, "SFAS" No. 68, the Company has recorded funds raised in an arrangement to develop, produce and market the Model S-999 as a product marketing obligation.

 Revenue recognition

   Revenues from the Company's operations are recognized at the time products are shipped or services are provided. Revenue from franchise sales are recognized at the time all material services relating to the sale of a franchise have been performed by the Company.

 Management estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash flow

   For purposes of the statement of cash flows, cash includes demand deposits, short term cash equivalent investments and time deposits with maturities of less than three months. None of the Company's cash is restricted.

 Loss per share

   The basic and diluted loss per share are based upon 25,269,142 and 24,479,321 respectively, weighted average shares of common stock outstanding over the three and nine month period ending February 28, 2001. No effect has been given to the assumed conversion of convertible preferred stock, convertible debentures, product market obligation guarantees and the assumed exercise of stock options and warrants, as the effect would be antidilutive.

 Convertible debentures (6%)

   On February 22, 2000, the Company entered into a securities purchase agreement with PK Investors LLC (PKI') to raise up to $5,000,000 through the sale to PKI of up to $5,000,000 in principal amount of the Company's 6% Convertible Debentures (Debentures') and Warrants to purchase up to 500,000 shares of the Company's Common Stock (Warrants'). Upon execution of the securities purchase agreement, PKI purchased $2,500,000 in principal amount of the Debentures and Warrants to purchase 250,000 shares of Common Stock for a purchase price of $2,500,000. The Company was responsible and paid legal, investment banker commissions, accounting and SEC filing fees totaling $427,000. Under the terms of the securities purchase agreement, the Company also issued to PKI a Conditional Warrant to purchase the remaining $2,500,000 in

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES principal amount of Debentures and the remaining Warrants to purchase 250,000 shares of the Company's Common Stock. The Conditional Warrants expired on December 22, 2000. The Debentures, Warrants, and Conditional Warrant were sold and issued to PKI in a private transaction exempt from registration under
Section 4 (2) of the Securities Act of 1933.

 Convertible Debentures (12%)

   During the year ended May 31, 2000, the Company issued $350,000 of convertible debentures maturing on September 1, 2004. Interest is payable at 12% semi-annually. Interest has been deferred until May 2001. The debentures are convertible at the holder's option at any time beginning one year after issuance at a conversion price of $1.00 per share. The debentures include warrants to purchase 350,000 common shares at a price of $2.00 per share. The warrants expire two years from the date of issuance.

 Convertible Preferred Stock

   During the year ended May 31, 1998, the Company, from the 5,000,000 shares, authorized, issued 1,143,750 of convertible preferred stock for $1 per share. The shares have a par value of $ .001, do not pay dividends, are convertible at the holder's option for one share of the Company's common stock, and receive up to 20%, if totally subscribed, of the gross proceeds from the Company's sales of its portable individual air purifier for a two-year period. As of February 28, 2001 and 2000, there were 990,625 and 1,143,750 shares of preferred stock outstanding, respectively.

Commitments and Contingencies

 Operating Leases

   The company is currently obligated under noncancellable operating leases for its Dallas office and warehouse facilities, which expire in December 2001 and January 2004, respectively.

   Minimum future rental payments required under the above operating lease is as follows:

   Year ending May 31
   ------------------
   2001................................................................ $100,275
   2002................................................................   73,566
   2003................................................................   16,080
   2004................................................................    9,380
                                                                        --------
                                                                        $199,301
                                                                        ========

 Financial instruments

   The Company's financial instruments consist of its cash, marketable securities accounts and notes receivable, and trade payables.

 Cash and Marketable Securities

   The Company maintains its cash in bank deposit and other accounts, which, at times, may exceed federally insured limits. The Company invests excess cash not required for operations in U.S. Treasury repurchase agreements in connection with its cash management account with its primary bank. The Company has not experienced any losses in such accounts, and does not believe it is subject to any credit risks involving its cash.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 Accounts and notes receivable, trade

   The Company accounts and notes receivables are unsecured and represent sales not collected to date. Management believes these accounts and notes receivables are fairly stated at estimated net realizable amounts.

 Stock options and warrants

   Through the quarter ended February 28, 2001 and 2000, the Company has issued various stock options and warrants to employees and others and uses the intrinsic value method of accounting for these stock options. Compensation cost for options granted has not been recognized in the accompanying financial statements because the amounts are not material and its exercise price exceeded the common stock fair market value at the date of option. The options and warrants expire between September 2000 and February 2006 and are exercisable at prices from $0.10 to $10.00 per option or warrant. Exercise prices were set at or above the underlying common stock's fair market value on the date of grant.

 Subsequent event

   On November 2, 2000, the Company and its subsidiary entered into a Stock Purchase Agreement with Southern Therapy, Inc. and its principal shareholders ("STI") to purchase the majority of shares of STI. At this time the Parties have agreed not to consummate this merger. Under the terms of the Stock Purchase Agreement, the Company would swap stock for the purchase price. Due to the decreasing market price of the underlying shares of Company Common Stock since the Agreement was reached, the Company has decided that the cost of the transaction has exceeded the number of shares of stock that prudently should be issued based upon the stock price of the Company Common Stock.

   However, recognizing the strengths of STI, the Company has entered into a Distribution Agreement with STI. STI will exclusively represent the Company in marketing and selling the portable air-purification unit to the U.S. medical industry.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

   The Wyoming Business Corporation Act provides that indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another corporation may be provided by the Company. Subject to Wyoming law, our officers and directors are not personally liable for personal damages resulting from breaches of their fiduciary duty unless (i) the officer or director has breached his fiduciary duty of loyalty to the Company or its stockholders, (ii) the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or for any transaction from which the officer or director derived an improper personal benefit. The Company's By-Laws provide indemnification to directors, officers, employees and agents, including claims brought under state or Federal Securities laws, to the full extent allowable under Wyoming law. The Company also has entered into indemnification agreements with its directors and executive officer providing, among other things, that the Company will provide defense cost against any such claim, subject to reimbursement in certain events.

Item 25. Other Expenses of Issuance and Distribution

   The estimated expenses in connection with the offering are as follows:

   Securities and Exchange Commission registration fee................. $   831
   Accounting fees and expenses........................................ $ 1,000
   Blue Sky fees and expenses.......................................... $ 2,500
   Legal fees and expenses............................................. $15,000
   Printing............................................................ $ 5,000
   Miscellaneous....................................................... $ 5,000
                                                                        -------
     Total............................................................. $29,331
                                                                        =======

Item 26. Recent Sales of Unregistered Securities

                                       Principal   Price
                                       Amount or    per      Nature of      Issued under
      Date               Title       Shares Issued Share    Transaction      Exemption
      ----               -----       ------------- -----    -----------     ------------
March 30, 2001     12% Convertible     $800,000      N/A Private           Section 4(2)
                   Debentures with                       Placement         of the
                   500,000 attached                                        Securities Act
                   Warrants

March 30, 2001     Common Stock         955,128    $0.19 Shares issued to  S-8
                                                         employees and     Registration
                                                         senior            Statement
                                                         management for
                                                         services
                                                         rendered

March 30, 2001     Common Stock         105,000    $0.23 Shares issued to  Section 4(2)
                                                         NIR Group, LLC    of the
                                                         for placement of  Securities Act
                                                         12% debentures

February 28, 2001  Common Stock         500,000    $0.18 Shares issued to  S-8
                                                         employees and     Registration
                                                         senior            Statement
                                                         management for
                                                         services
                                                         rendered

March 27, 2001     Common Stock         308,541    $0.24 Shares issued to  Section 4(2)
                                                         an accredited     of the
                                                         investor in       Securities Act
                                                         conversion of
                                                         limited
                                                         partnership
                                                         interests in
                                                         Airsopure 999,
                                                         LP


                                             Principal    Price
                                             Amount or     per        Nature of      Issued under
         Date                  Title       Shares Issued  Share      Transaction      Exemption
         ----                  -----       -------------  -----      -----------     ------------
January 2001             Common Stock        2,800,000      $0.15 Shares issued to  Section 4(2)
                                                                  accredited        of the
                                                                  investors         Securities Act

January 8, 2001          Common Stock          200,000      $0.25 Shares issued to  Section 4(2)
                                                                  accredited        of the
                                                                  investor          Securities Act

June 30, 2000            Common Stock          400,000      $0.25 Shares issued in  Section 4(2)
                                                                  exchange of       of the
                                                                  warrants held by  Securities Act
                                                                  holders of
                                                                  Series M
                                                                  Preferred Stock

February 22, 2000        6% Convertible     $2,500,000        N/A Private           Section 4(2)
                         Debentures with                          Placement         of the
                         250,000 attached                                           Securities Act
                         Warrants

January 2000 thru March  12% Convertible    $  350,000        N/A Private           Section 4(2)
 2000                    Debentures                               Placement         of the
                                                                                    Securities Act

January 2000 thru        Common                200,000   $0.25 to Private           Section 4(2)
 February 2000                                              $0.75 Placement         of the
                                                                                    Securities Act

December 31, 1999        Common                300,000      $0.19 Shares issued to  S-8
                                                                  CEO and           Registration
                                                                  President for     Statement
                                                                  services
                                                                  rendered

August 31, 1999          Common                358,591   $0.34 to Shares issued to  S-8
                                                            $0.50 investment        Registration
                                                                  bankers,          Statement
                                                                  consultants,
                                                                  management, CEO
                                                                  and President
                                                                  for services
                                                                  rendered or to
                                                                  be rendered.

June 30, 1999            Common              1,200,000      $0.10 Shares issued to  Section 4(2)
                                                                  accredited        of the
                                                                  investors,        Securities Act
                                                                  including
                                                                  500,000 shares
                                                                  to CR Saulsbury,
                                                                  Sr. Warrants
                                                                  attached are
                                                                  exercisable at
                                                                  $0.20 and expire
                                                                  on May 31, 2000

May 31, 1999             Common                700,000      $0.10 Shares issued to  Section 4(2)
                                                                  accredited        of the
                                                                  investors,        Securities Act
                                                                  including
                                                                  500,000 shares
                                                                  to Peter Kertes.
                                                                  Warrants
                                                                  attached are
                                                                  exercisable at
                                                                  $0.20 and expire
                                                                  on May 31, 2000

February 28, 1999        Common              1,583,134      $0.50 Shares issued to  Section 4(2)
                                                                  CEO and           of the
                                                                  President in      Securities Act
                                                                  consideration of
                                                                  deferred wages
                                                                  from June 1,
                                                                  1997 through
                                                                  December 31,
                                                                  1998

December 31, 1998        Common                 46,250      $0.50 Warrants          Section 4(2)
                                                                  exercised by      of the
                                                                  holders of        Securities Act
                                                                  Series M
                                                                  Preferred Stock

November 30, 1998        Common                828,000      $0.33 Shares issued to  Section 4(2)
                                                                  accredited        of the
                                                                  investors         Securities Act
                                                                  including C.R.
                                                                  Saulsbury, Sr.


                                       Principal
                                       Amount or    Price per      Nature of      Issued under
      Date               Title       Shares Issued    Share       Transaction      Exemption
      ----               -----       -------------  ---------     -----------     ------------
November 30, 1998  Common                224,000      $0.48 to Shares issued to  S-8
                                                         $0.69 investment        Registration
                                                               bankers and       Statement
                                                               consultants for
                                                               services
                                                               rendered

August 31, 1998    Common                146,025      $1.25 to Shares issued to  S-8
                                                         $1.56 consultants and   Registration
                                                               employees for     Statement
                                                               services
                                                               rendered

July 31, 1998      Common              2,614,286         $0.70 Conversion of     Section 4(2)
                                                               debentures        of the
                                                               issued in         Securities Act
                                                               conjunction with
                                                               the acquisition
                                                               of AIC

July 31, 1998      Common              2,371,603   One-for-one Conversion of     Section 4(2)
                                                               Series A          of the
                                                               preferred stock   Securities Act
                                                               issued in
                                                               conjunction with
                                                               the acquisition
                                                               of AIC

March 1998 thru    Series M            1,143,750         $1.14 Private           Section 4(2)
 September 1998    Preferred                                   Placement         of the
                                                                                 Securities Act

Item 27. Exhibits

 Exhibit
 Number                                 Document
 -------                                --------
  3.1    Restated Articles of Incorporation filed December 27, 1991 of the
         Company's predecessor in name, Interactive Technologies Corporation,
         Inc. (incorporated by reference to the Company's Registration
         Statement on Form SB-2 filed on May 8, 2000, Registration Statement
         No. 333-36554)

  3.2 Articles of Amendment dated filed May 14, 1997 of the Company's predecessor in name Interactive Technologies Corporation, Inc.
         (incorporated by reference to the Company's Registration Statement on Form SB-2 filed on May 8, 2000, Registration Statement No. 333-36554)

  3.3    Articles of Amendment of the Company filed October 16, 1998
         (incorporated by reference to the Company's Registration Statement on Form SB-2 filed on May 8, 2000, Registration Statement No. 333-36554)

  3.4    Bylaws of the Company's predecessor in name, Interactive Technologies
         Corporation, Inc. (incorporated by reference to the Company's Form 10 filed on January 14, 1992)

  4.1 Specimen Series "M" Preferred Stock Certificate (incorporated by reference to the Company's Registration Statement on Form SB-2 filed on May 8, 2000, Registration Statement No. 333-36554)

  4.2    Specimen Common Stock Certificate (incorporated by reference to the
         Company's Registration Statement on Form SB-2 filed on May 8, 2000,
         Registration Statement No. 333-36554)

  4.3 Form of Warrant to purchase shares of Common Stock granted to holders of Series "M" Convertible Preferred Stock (incorporated by reference to the Company's Registration Statement on Form SB-2 filed on May 8,
         2000, Registration Statement No. 333-36554)

  4.4 Form of 6% Convertible Debenture Due 2002 (incorporated by reference to the Company's Registration Statement on Form SB-2 filed on May 8,
         2000, Registration Statement No. 333-36554)

  4.5 Form of Warrant to purchase shares of Common Stock granted to holders of 6% Convertible Debentures Due 2002 (incorporated by reference to the Company's Registration Statement on Form SB-2 filed on May 8,
         2000, Registration Statement No. 333-36554)

 Exhibit
 Number                                 Document
 -------                                --------
  4.6    Registration Rights Agreement dated February 22, 2000 by and between the Company and PK Investors LLC relating to the registration of the
         Common Stock and Warrants related to Exhibits 4.4 and 4.5
         (incorporated by reference to the Company's Registration Statement on
         Form SB-2 filed on May 8, 2000, Registration Statement No. 333-36554)

  4.7 Form of 12% Convertible Debenture Due 2005 (incorporated by reference to the Company's Form 10-KSB filed on September 7, 2000)

  4.8 Form of Warrant to purchase shares of Common Stock granted to holders of 12% Convertible Debentures Due 2005 (incorporated by reference to the Company's Form 10-KSB filed on September 7, 2000)

  5.1    Legal Opinion of John G. Rebensdorf, P.C. (to be filed)

 10.1    Employment Agreement dated May 1, 1997 between the Company and C.J.
         Comu (incorporated by reference to the Company's Registration
         Statement on Form SB-2 filed on May 8, 2000, Registration Statement
         No. 333-36554)

 10.2 Form of Franchise Agreement relating to franchises offered by Airsopure International Group, Inc., a wholly-owned subsidiary of the Company (incorporated by reference to the Company's Registration
         Statement on Form SB-2 filed on May 8, 2000, Registration Statement
         No. 333-36554)

 10.3    Form of Development Agreement offered to franchisees by Airsopure
         International Group, Inc., a wholly-owned subsidiary of the Company
         (incorporated by reference to the Company's Registration Statement on Form SB-2 filed on May 8, 2000, Registration Statement No. 333-36554)

 10.4    Form of Offering Circular presented to franchisees by Airsopure
         International Group, Inc., a wholly-owned subsidiary of the Company
         (incorporated by reference to the Company's Registration Statement on Form SB-2 filed on May 8, 2000, Registration Statement No. 333-36554)

 10.5 Securities Purchase Agreement dated March 29, 2001 relating to the sale of 12% convertible debentures (filed herewith)

 10.6    Security Agreement dated March 29, 2001 securing the 12% debentures
         (filed herewith)

 10.7    Form of 12% Secured Convertible Debenture Due 2003 (filed herewith)

 10.8 Form of Stock Purchase Warrant to purchase shares of Common Stock granted to holders of 12% Debentures Due 2003 (filed herewith)

 10.9 Registration Rights Agreement dated March 29, 2001 relating to the registration of the Common Stock related to Exhibit 10.7 (filed herewith)

 10.10   Lock-up Agreement dated March 30, 2001 between the Company and PKI
         Investors, LLC (filed herewith)

 10.11   Distributor Agreement dated February 19, 2001 by and between the
         Company and W&B Service Company (filed herewith)

 10.12 Distributor Agreement dated March 15, 2001 by and between the Company and Southern Therapy, Inc. (filed herewith)

 21      Subsidiaries of the Registrant (filed herewith)

 23.1    Consent of Turner, Stone & Company (filed herewith)

 23.2    Consent of John G. Rebensdorf, P.C. (to be filed)

 24.1    Power of Attorney (included in Part II of the Registration Statement)

Item 28. Undertakings

   The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any additional or changed material information on the plan of distribution.

     2. That, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dallas, State of Texas, on the 14th day of May, 2001.

                                          Airtech International Group, Inc.,
                                          a Wyoming corporation (Registrant)

                                                       /s/ C J Comu
                                          By: _________________________________
                                                         C J Comu
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   Each person whose signature appears below hereby constitutes and appoints C.J. Comu and James R. Halter, and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to cause the same to be filed with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 14th day of May, 2001 by the following persons in the capacities indicated.

              Signature                                     Title
              ---------                                     -----

            /s/  C J Comu                      Director and Chief Executive
______________________________________          Officer
               C J Comu

     /s/ Samuel S. McKenney, III               Director
______________________________________
       Samuel S. McKenney, III

         /s/ James R. Halter                   Director, Chief Financial
______________________________________          Officer and General Counsel
           James R. Halter                      (Principal Financial and
                                                Accounting Officer)

          /s/ R. John Harris                   Director and President
______________________________________
            R. John Harris

          /s/ Robert Galvan                    Director
______________________________________
            Robert Galvan

                                 EXHIBIT INDEX

 Exhibit
 Number                                 Document
 -------                                --------
  3.1    Restated Articles of Incorporation filed December 27, 1991 of the
         Company's predecessor in name, Interactive Technologies Corporation,
         Inc. (incorporated by reference to the Company's Registration
         Statement on Form SB-2 filed on May 8, 2000, Registration Statement
         No. 333-36554)

  3.2 Articles of Amendment dated filed May 14, 1997 of the Company's predecessor in name Interactive Technologies Corporation, Inc.
         (incorporated by reference to the Company's Registration Statement on Form SB-2 filed on May 8, 2000, Registration Statement No. 333-36554)

  3.3    Articles of Amendment of the Company filed October 16, 1998
         (incorporated by reference to the Company's Registration Statement on Form SB-2 filed on May 8, 2000, Registration Statement No. 333-36554)

  3.4    Bylaws of the Company's predecessor in name, Interactive Technologies
         Corporation, Inc. (incorporated by reference to the Company's Form 10 filed on January 14, 1992)

  4.1 Specimen Series "M" Preferred Stock Certificate (incorporated by reference to the Company's Registration Statement on Form SB-2 filed on May 8, 2000, Registration Statement No. 333-36554)

  4.2    Specimen Common Stock Certificate (incorporated by reference to the
         Company's Registration Statement on Form SB-2 filed on May 8, 2000,
         Registration Statement No. 333-36554)

  4.3 Form of Warrant to purchase shares of Common Stock granted to holders of Series "M" Convertible Preferred Stock (incorporated by reference to the Company's Registration Statement on Form SB-2 filed on May 8,
         2000, Registration Statement No. 333-36554)

  4.4 Form of 6% Convertible Debenture Due 2002 (incorporated by reference to the Company's Registration Statement on Form SB-2 filed on May 8,
         2000, Registration Statement No. 333-36554)

  4.5 Form of Warrant to purchase shares of Common Stock granted to holders of 6% Convertible Debentures Due 2002 (incorporated by reference to the Company's Registration Statement on Form SB-2 filed on May 8,
         2000, Registration Statement No. 333-36554)

  4.6 Registration Rights Agreement dated February 22, 2000 by and between the Company and PK Investors LLC relating to the registration of the Common Stock and Warrants related to Exhibits 4.4 and 4.5
         (incorporated by reference to the Company's Registration Statement on Form SB-2 filed on May 8, 2000, Registration Statement No. 333-36554)

  4.7 Form of 12% Convertible Debenture Due 2005 (incorporated by reference to the Company's Form 10-KSB filed on September 7, 2000).

  4.8 Form of Warrant to purchase shares of Common Stock granted to holders of 12% Convertible Debentures Due 2005 (incorporated by reference to the Company's Form 10-KSB filed on September 7, 2000).

  5.1    Legal Opinion of John G. Rebensdorf, P.C. (to be filed)

 10.1    Employment Agreement dated May 1, 1997 between the Company and C.J.
         Comu (previously filed)

 10.2 Form of Franchise Agreement relating to franchises offered by Airsopure International Group, Inc., a wholly-owned subsidiary of the Company (incorporated by reference to the Company's Registration
         Statement on Form SB-2 filed on May 8, 2000, Registration Statement
         No. 333-36554)

 10.3    Form of Development Agreement offered to franchisees by Airsopure
         International Group, Inc., a wholly-owned subsidiary of the Company
         (incorporated by reference to the Company's Registration Statement on Form SB-2 filed on May 8, 2000, Registration Statement No. 333-36554)

 Exhibit
 Number                                 Document
 -------                                --------
 10.4    Form of Offering Circular presented to franchisees by Airsopure
         International Group, Inc., a wholly-owned subsidiary of the Company
         (incorporated by reference to the Company's Registration Statement on
         Form SB-2 filed on May 8, 2000, Registration Statement No. 333-36554)

 10.5 Securities Purchase Agreement dated March 29, 2001 relating to the sale of 12% convertible debentures (filed herewith)

 10.6    Security Agreement dated March 29, 2001 securing the 12% debentures
         (filed herewith)

 10.7    Form of 12% Secured Convertible Debenture Due 2003 (filed herewith)

 10.8 Form of Stock Purchase Warrant to purchase shares of Common Stock granted to holders of 12% Debentures Due 2003 (filed herewith)

 10.9 Registration Rights Agreement dated March 29, 2001 relating to the registration of the Common Stock related to Exhibit 10.7 (filed herewith)

 10.10   Lock-up Agreement dated March 30, 2001 between the Company and PKI
         Investors, LLC (filed herewith)

 10.11   Distributor Agreement dated February 19, 2001 by and between the
         Company and W&B Service Company (filed herewith)

 10.12 Distributor Agreement dated March 15, 2001 by and between the Company and Southern Therapy, Inc. (filed herewith)

 21      Subsidiaries of the Registrant (filed herewith)

 23.1    Consent of Turner, Stone & Company (filed herewith)

 23.2    Consent of John G. Rebensdorf, P.C. (to be filed)

 24.1    Power of Attorney (included in Part II of the Registration Statement)